Exhibit 10.1

CREDIT AGREEMENT

among

GEOSPACE TECHNOLOGIES CORPORATION,

GTC, INC.,

and

EACH OTHER PERSON FROM TIME TO TIME PARTY HERETO AS A BORROWER,

as Borrowers

and

WOODFOREST NATIONAL BANK,

as Lender

As of July 26, 2023

i

SECTION 6	SECURITY AND GUARANTIES	43
6.1	Collateral	43
6.2	Financing Statements	43
6.3	Guaranties	43
6.4	Collateral Agreements	43
6.5	Reserves	43
6.6	Additional Subsidiaries and Real Property	44
6.7	Keepwell	44
6.8	Further Assurances; Collateral	45

SECTION 7	REPRESENTATIONS AND WARRANTIES	45
7.1	Existence	45
7.2	Authorization	45
7.3	Enforceability	46
7.4	Subsidiaries	46
7.5	Liens	46
7.6	Debt	46
7.7	Ownership of Assets	46
7.8	Intellectual Property	46
7.9	Place of Business; Real Property	46
7.10	Financial Information	46
7.11	Compliance with Laws	47
7.12	Material Agreements	47
7.13	Litigation	47
7.14	Taxes	47
7.15	Environmental Matters	47
7.16	Insurance	48
7.17	Margin Regulations	48
7.18	Trade Names	48
7.19	Transactions with Affiliates	48
7.20	ERISA	48
7.21	Labor Matters	48
7.22	Investment Company Act	48
7.23	Anti-Corruption Laws and Sanctions	48
7.24	Patriot Act	49
7.25	Solvency	49
7.26	No Restrictive Agreement	49

SECTION 8	AFFIRMATIVE COVENANTS	49
8.1	Items to be Furnished	49
8.2	Keeping Books and Records	51
8.3	Inspections; Collateral Examinations; Appraisals	51
8.4	Maintenance of Existence, Assets, and Business	51
8.5	Taxes	52
8.6	Insurance	52
8.7	Compliance with Laws	52
8.8	Compliance with Agreements	52
8.9	Lien Claims, Etc.	52
8.10	Environmental Laws	52
8.11	ERISA	53
8.12	Conduct Business	53

8.13	Banking Relationship	53
8.14	Use of Proceeds	53
8.15	Payment of Obligations and Expenses	53
8.16	Further Assurances	53
8.17	Post-Closing Covenants	54

SECTION 9	NEGATIVE COVENANTS	54
9.1	Debt	54
9.2	Liens	54
9.3	Acquisition, Mergers, and Dissolutions	54
9.4	Disposition of Assets	55
9.5	Restricted Payments	55
9.6	Investments	55
9.7	Accounting and Fiscal Year	55
9.8	Change of Business	55
9.9	Transactions with Affiliates	55
9.10	Hedge Agreements	55
9.11	Compliance with Government Regulations	55
9.12	Organizational Documents	56
9.13	Assignment	56
9.14	Payment and Prepayment of Certain Debt	56
9.15	Restrictive Agreement	56

SECTION 10	FINANCIAL COVENANTS	56
10.1	Minimum Interest Coverage Ratio	56
10.2	Minimum Tangible Net Worth	56
10.3	Minimum Liquidity	56
10.4	Minimum Current Ratio	56

SECTION 11	DEFAULT	57
11.1	Payment of Obligations	57
11.2	Covenants	57
11.3	Inaccuracy of Representations	57
11.4	Insolvency – Voluntary Proceedings	57
11.5	Insolvency – Involuntary Proceedings	57
11.6	Insolvency	58
11.7	Judgments	58
11.8	Default Under Other Agreements	58
11.9	Validity and Enforceability of Loan Documents	58
11.10	Hedge Agreement	58
11.11	Change of Control	58

SECTION 12	RIGHTS AND REMEDIES	58
12.1	Remedies Upon Default	58
12.2	Cash Collateral	59
12.3	Waivers	59
12.4	No Waiver	59
12.5	Performance by Lender	59
12.6	Cumulative Rights	59

SECTION 13	GUARANTY	59
13.1	Guaranty	59
13.2	Consideration	60
13.3	Subordination	60
13.4	Subrogation	60
13.5	Enforceability	60
13.6	Authorizations and Waivers	61
13.7	Maximum Liability	62
13.8	Additional Guarantors	62

SECTION 14	MISCELLANEOUS	62
14.1	Governing Law, Forum, and Venue	62
14.2	Waiver of Right to Trial by Jury	62
14.3	Invalid Provisions	63
14.4	Multiple Counterparts and Electronic Signatures	63
14.5	Notice	63
14.6	Binding Effect; Survival	63
14.7	Survival of Indemnification and Representations and Warranties	63
14.8	Amendments	64
14.9	Successors and Assigns;	64
14.10	Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	64
14.11	INDEMNITY	64
14.12	WAIVER OF SPECIAL DAMAGES	65
14.13	Patriot Act	65
14.14	Document Imaging and Retention Policy	65
14.15	Borrower Representative	66
14.16	Joint and Several Liability; Cross-Guaranty.	66
14.17	Severability	67
14.18	Entirety	67

SCHEDULES AND EXHIBITS

SCHEDULE 1	Parties, Contact Information, and Wiring Instructions
SCHEDULE 5	Conditions Precedent
SCHEDULE 7.4	Subsidiaries and Ownership
SCHEDULE 7.9	Place of Business
SCHEDULE 7.12	Material Agreements
SCHEDULE 7.13	Litigation
SCHEDULE 7.18	Trade Names
SCHEDULE 7.19	Transactions with Affiliates

EXHIBIT A	Revolving Note
EXHIBIT B	Loan Request
EXHIBIT C	Borrowing Base Certificate
EXHIBIT D	Compliance Certificate

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of July 26, 2023, among GEOSPACE TECHNOLOGIES CORPORATION, a Texas corporation (“Geospace”), GTC, INC., a Texas corporation (“GTC”), AQUANA, LLC, a Vermont limited liability company (“Aquana”), GEOSPACE ENGINEERING RESOURCES INTERNATIONAL, INC., a Texas corporation (“GER International”), and QUANTUM TECHNOLOGY SCIENCES, INC., a Florida corporation (“Quantum”), and each other Person from time to time party hereto as a “Borrower” (together with Geospace, GTC, Aquana, GER International, and Quantum, collectively, “Borrowers” and each individually, a “Borrower”), the Guarantors from time to time party to this Agreement, and WOODFOREST NATIONAL BANK, a national banking association (the “Lender”).

RECITALS

A.         Borrowers have requested that Lender extend credit to Borrowers.

B.         Lender is willing to extend the requested credit on the terms and conditions of this Agreement.

Accordingly, Lender and Borrowers agree as follows:

SECTION 1     DEFINITIONS AND TERMS.

1.1    Definitions. As used in the Loan Documents:

Acquisition means the acquisition, whether through a single transaction or a series of related transactions, of (a) a Controlling Equity Interest or other Controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a Controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such Equity Interest or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

Affiliate means, with respect to a specified Person, (a) another Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person, or (b) any officer, director, manager, or partner of the specified Person.

Agreement means this Credit Agreement and all exhibits and schedules to this Agreement, in each case as amended, restated, supplemented, or otherwise modified from time to time.

Anti-Corruption Laws means all Laws, rules, and regulations of any Governmental Authority applicable to any Loan Party or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering, or corruption.

Applicable Margin means 3.25%.

Auto-Renewal LC is defined in Section 2.5(a)(iv).

Available Tenor means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.11(e).

Bankruptcy Code means the Bankruptcy Code in Title 11 of the U.S. Code, as amended, modified, succeeded or replaced from time to time.

Base Rate means, when determined, the fluctuating rate of interest equal to the highest rate published from time to time in the “Money Rates” section of The Wall Street Journal as the U.S. prime rate for such day (or, if such source is not available, such alternate source as determined by Lender in its Permitted Discretion); provided that, if at any time the Base Rate is less than the Floor, the Base Rate shall be deemed to be the Floor. The Base Rate is a reference rate and may not be the lowest or the best rate actually charged to any customer.

Base Rate Loan means a Loan which accrues interest based on the Base Rate.

Benchmark means, initially, Term SOFR; provided that, if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark (or any component or index used to calculate Term SOFR or such Benchmark), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.11(b).

Benchmark Replacement means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Lender in consultation with Borrowers giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment means, with respect to any replacement of the then-current Benchmark with an unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Lender in its Permitted Discretion giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement by the Relevant Governmental Body, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

Benchmark Replacement Conforming Changes means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of any Section of this Agreement, and other technical, administrative or operational matters) that Lender decides in its Permitted Discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides in its Permitted Discretion that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Lender decides in its Permitted Discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Benchmark Replacement Date means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Start Date means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day (or such earlier or later date as may be selected by Lender) prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days (or such earlier or later date as may be selected by Lender) after such statement or publication, the date of such statement or publication).

Benchmark Unavailability Period means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.11, and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.11.

Beneficial Ownership Certification means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

Borrower and Borrowers are defined in the Preamble.

Borrower Representative means Geospace.

Borrowing Base means, when determined, an amount equal to the total of (a) (i) 80% of Eligible Accounts, plus (ii) 90% of Eligible Foreign Insured Accounts, plus (iii) 25% of Eligible Inventory, provided that, the amount included in the Borrowing Base at any time pursuant to this subclause (iii) shall not exceed the aggregate amount included in the Borrowing Base pursuant to subclauses (i) and (ii), in each case as shown on the most recent Borrowing Base Certificate and supported by the Current Financials (and, with respect to inventory, the most recent appraisal thereof that has been received and approved by Lender), plus (iv) 50% of the orderly liquidation value of Eligible Equipment, as shown on the most recent appraisal thereof that has been received and approved by Lender and supported by the Current Financials, minus (b) any Reserves established by Lender in its Permitted Discretion and in effect at such time; provided that, until Lender receives, after the Closing Date, (x) (A) a Collateral Examination in Proper Form, and (B) appraisals of the Loan Parties’ equipment and inventory in Proper Form, the amount of the Borrowing Base shall be $0, and (y) evidence satisfactory to Lender that the conditions affecting the Borrowers’ property located at 7007 Pinemont Drive, Houston, Texas have been remediated in accordance with all applicable Environmental Laws and the requirements of all applicable Governmental Authorities, as determined by Lender in its sole discretion, the amount included in the Borrowing Base pursuant to subclause (iii) above shall be $0.00.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit C which is signed by a Responsible Officer of Borrower Representative.

Business Day means any day that is not a Saturday, Sunday, or other day on which commercial banks in Houston, Texas, are required or authorized by applicable Law to remain closed.

Capital Expenditure means, for any Person, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of any such Person in accordance with GAAP.

Capital Lease Obligations means, for any Person, the obligations required to be classified as a capital lease on a consolidated balance sheet of any such Person in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Cash Collateral means cash and Cash Equivalents deposited into a cash collateral account under the sole dominion and control of Lender as Collateral pursuant to documentation in Proper Form.

Cash Collateralize or Cash Collateralized means to pledge Cash Collateral as collateral for the LC Exposure, Cash Management Liabilities or Hedge Liabilities of any Company under a Hedge Agreement with a Secured Hedge Provider in an amount equal to at least 102% of such LC Exposure, Cash Management Liabilities or Hedge Liabilities.

Cash Equivalents means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the U.S. or any agency thereof maturing within one hundred eighty (180) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred eighty (180) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred eighty (180) days from the date of creation thereof issued by Lender or other commercial banks incorporated under the laws of the U.S., each having combined capital, surplus, and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally-recognized rating agency, or (d) time deposits maturing no more than one hundred eighty (180) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

Cash Management Agreement means agreements or other arrangements under which Cash Management Products and Services are provided.

Cash Management Liabilities means the indebtedness, obligations, and liabilities of any Company to any Cash Management Provider which provides any Cash Management Products and Services to such Company (including all obligations and liabilities owing in respect of any returned items deposited with such Cash Management Provider).

Cash Management Products and Services means the following products or services: (a) credit cards, (b) credit card processing services, (c) debit cards and stored value cards, (d) commercial cards and purchasing cards, (e) ACH transactions, and (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, return items, overdrafts, and interstate depository network services.

Cash Management Provider means (a) Lender, (b) any Affiliate of Lender, and (c) Paysafe and any other third-party providers engaged by Lender to provide Cash Management Products and Services to a Company under any Cash Management Agreement.

CFTC means the Commodity Futures Trading Commission.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control means (a) any change in ownership or Control, directly or indirectly, of more than 20% of the Equity Interests of Geospace on a fully-diluted basis, free and clear of all Liens (other than liens in favor of Lender), or (b) Geospace ceases to own and Control, directly or indirectly, 100% of the Equity Interests of each other Borrower and each other Company (other than Geospace) on a fully-diluted basis (other than pursuant to a transaction permitted hereunder).

Closing Date means July 26, 2023, whether or not a Credit Extension is made on such date.

Collateral means any and all property owned, leased, or operated by a Person in which a Lien is created or purported to be created, or which is otherwise pledged, pursuant to the Security Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or intended to be, subject to a security interest or Lien in favor of Lender and other Secured Parties, to secure the Obligations; provided that, Collateral shall not include any Excluded Property.

Collateral Agreement means a landlord waiver or subordination, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in custody, control or possession of, or having a Lien upon, the books, equipment, accounts or inventory of any Loan Party, in each case, in favor of Lender with respect to the Collateral at such premises or otherwise in the custody, control, or possession of such lessor, warehouseman, processor, consignee or other Person, and in Proper Form.

Collateral Examination means audits, verifications and inspections of (a) the Collateral, (b) the accounting and financial processes and procedures of the Companies pertaining to the Collateral, and (c) the books, records and documents of the Companies pertaining to the Collateral, in each case conducted by a Person (who may be an employee of Lender or who may be an independent third party) reasonably satisfactory to Lender.

Commitment means Lender’s obligation and commitment to make Loans and LC Credit Extensions under the Revolving Credit Facility up to the Revolving Committed Amount.

Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended, and all related rules, regulations and published interpretations.

Company means each of, and Companies means all of, Geospace and its Subsidiaries.

Compliance Certificate means a certificate substantially in the form of Exhibit D signed by a Responsible Officer of Borrower Representative.

Control, Controlled and Controlling means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise, and the terms Controls, Controlling, and Controlled have meanings correlative thereto.

Credit Extension means a Loan or an LC Credit Extension.

Credit Insurance Cap means, with respect to any account debtor, the maximum amount of credit insurance allocated to such account debtor pursuant to the Loan Parties’ trade credit insurance policy.

Current Financials means, when determined, the consolidated financial statements of the Companies most recently delivered to Lender under Section 8.1.

Debt means, for any Person and without duplication (a) Funded Debt of such Person, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and not more than 90 days past due), (e) all Debt of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (f) in respect of Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (g) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease (regardless of whether accounted for as indebtedness under GAAP), (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit or letters of guarantee, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person in respect of Disqualified Equity Interests, (k) the net obligation of such Person under any Hedge Agreement, (l) all accrued obligations of such Person to repurchase accounts, chattel paper, or notes receivable sold by such Person, and (m) all guarantees by such Person in respect of any of the foregoing. The Debt of any Person shall include Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity.

Debtor Relief Laws means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default is defined in Section 11.

Default Rate means, when determined with respect to any overdue Obligation, an annual rate of interest equal to the lower of (a) the Maximum Rate, and (b) (i) with respect to any overdue Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (ii) with respect to any overdue Obligation for which a rate is not specified or available, a rate per annum equal to the rate applicable to Loans pursuant to Section 3.3(a) plus two percent (2%).

Disposition means the sale, assignment, transfer, license, lease (as lessor), exchange, or other disposition of any asset by any Person (including any Sale and Leaseback Transaction), or the granting of any option or other right to do any of the foregoing.

Disqualified Equity Interests means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or Disposition so long as any rights of the holders thereof upon the occurrence of a change of control or Disposition event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash, or (d) are or become convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, before the date that is 91 days after the Revolving Credit Termination Date.

Distribution means (a) any dividend, distribution, or other payment (whether in cash, securities, or other property) in respect of the Equity Interests of a Person, (b) any redemption, purchase, retirement, or other acquisition by a Person of any of its Equity Interests, including under any put option or call option, and/or (c) the establishment or funding of any reserve for any such distribution, dividend, payment, redemption, purchase, retirement, or acquisition, including any sinking fund or similar arrangement.

Division means, with respect to any Person, that any such Person (a) divides into two or more separate Persons (whether or not the original Person survives such division), or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any applicable jurisdiction.

Dollar, Dollars and $ means currency of the U.S. which is at the time of payment legal tender for the payment of public and private debts in the U.S.

Domestic Subsidiary means, when determined, each subsidiary of a Borrower which is organized under applicable law of the U.S. in a state of the U.S. or the District of Columbia.

EBITDA means, when determined for any period for the Borrowers and their Subsidiaries on a consolidated basis and without duplication, the total of (a) Net Income for such period, plus (b) to the extent (and in the same proportion) subtracted in calculating Net Income for such period, (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) out-of-pocket fees and expenses incurred in connection with the consummation of the Transactions (but only for the periods during which such fees and expenses were incurred), (v) any extraordinary gains or losses approved by Lender in its Permitted Discretion, (vi) any non‑cash items decreasing Net Income, including but not limited to inventory obsolescence expense, impairment expense, and stock-based compensation expense (excluding any non‑cash item to the extent that it represents an accrual or reserve for potential cash charges in any future period), and (vii) any other one-time adjustments or expenses approved by Lender in its Permitted Discretion, minus (c) to the extent (and in the same proportion) added in calculating Net Income for such period and without duplication, (i) any non-cash gains, and (ii) gains realized as a result of Dispositions (other than Dispositions of inventory in the ordinary course of business).

Eligibility Date means, with respect to each Borrower, each Guarantor, and each Hedge Agreement, the date on which this Agreement or any other Loan Document becomes effective with respect to such Hedge Agreement (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Hedge Agreement if this Agreement or any other Loan Document is then in effect with respect to any Borrower or any Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Documents to which a Borrower or Guarantor is a party). For purposes of this defined term, “Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

Eligible Account means an account of a Loan Party in which Lender holds a first-priority perfected security interest and which satisfies all of the following requirements:

(a)    it has not been outstanding more than 60 days after the relevant due date therefor;

(b)    it is not owed by an account debtor with respect to which twenty percent (20%) or more of such account debtor’s total accounts owing to the Companies would not be deemed to be Eligible Accounts under clause (a) above;

(c)    it is not owed by (i) an Investment Grade Account Debtor whose aggregate account balance with the Companies exceeds thirty-five percent (35%) of the total amount of the Companies’ total accounts, or (ii) any other account debtor (other than an Investment Grade Account Debtor) whose aggregate account balance with the Companies exceeds twenty-five percent (25%) of the total amount of the Companies’ total accounts, provided that, in each case, such accounts shall be excluded from the definition of Eligible Accounts only to the extent to which such accounts exceed the applicable concentration percentage of the Companies’ total accounts as set forth in subclauses (i) and (ii) above;

(d)    it is not owing by an account debtor which is a Foreign Person, provided that, an account owed by a Foreign Person (other than BGP, Inc. or any of its Subsidiaries or Affiliates) may be included as an Eligible Account to the extent such account otherwise qualifies as an Eligible Account and the payment of such account is supported by a letter of credit in Proper Form and all rights under such letter of credit have been assigned to Lender pursuant to documentation in Proper Form;

(e)    it is not an account owed by the U.S. Government, unless such account arises from a government contract that is a U.S. Government contract in Proper Form that is assignable to Lender and Lender has received all completed and executed forms and documents necessary to assign the applicable Company’s right, title, and interest in such contract and all accounts and other rights arising thereunder to Lender in compliance with the Federal Assignment of Claims Act of 1940, as amended;

(f)    it is not an account owed by any Governmental Authority (other than the U.S. Government), unless (i) such account has been approved by Lender in its sole discretion, and (ii) the payment of such account is supported by a letter of credit or trade credit insurance in Proper Form and all rights under such letter of credit or such insurance coverage have been assigned to Lender;

(g)    it arises from the sale or lease of goods or from services rendered, such goods have been shipped or delivered to the account debtor under such account or such services have been fully performed and have been accepted by the account debtor, and the applicable Company’s full right to payment for all sums due from such account debtor with respect to such account shall have been earned and then be due and payable;

(h)    it is a valid and legally enforceable obligation of the account debtor thereunder according to its express terms, and is not subject to any offset, counterclaim, crossclaim, or other defense on the part of such account debtor denying liability thereunder in whole or in part;

(i)    it is not subject to any Lien, any right of a surety under a performance, surety, statutory, customs, stay, utility, bid, or appeal bond or any similar adverse rights or interests whatsoever other than the Lien granted to Lender under the Loan Documents;

(j)    it is evidenced by an invoice dated the date of shipment (in the case of goods sold or leased) or the date of performance (in the case of services rendered), and is not evidenced by an instrument, note, draft, title retention and lien instrument, security agreement, acceptance, conditional sales contract, chattel mortgage or chattel paper and, if requested by Lender, a copy of such invoice shall have been delivered to and received by Lender;

(k)    it is not owing by an account debtor which is an Affiliate of any Company;

(l)    it does not constitute, require or provide for progress billings, retainages, or deferred payments or unearned revenue under a contract not fully performed;

(m)    it does not constitute, in whole or in part, interest or finance charges on outstanding balances, any amount received as a down payment or prepayment or other principal reduction or similar payment, any chargebacks or contra amounts or accounts;

(n)    it is an account with respect to which each Company continues to be in full conformity with the representations, warranties and covenants of such Company made with respect thereto;

(o)    it is not subject to any sales terms, trial terms, sales-or-return terms, consignment terms, guaranteed sales or performance terms, minimum sales terms, C.O.D. terms, cash terms, or similar terms or conditions;

(p)    it is not an account subject, in whole or in part, to any “bill and hold” or similar arrangement pursuant to which the invoice is delivered prior to the actual delivery of the sold or leased goods or the performance of the services; and

(q)    it is not owed by an account debtor which is subject to any Debtor Relief Law or whose obligations with respect to which Lender, acting in its Permitted Discretion, shall have notified Borrower Representative in writing are not deemed to constitute an Eligible Account.

The amount of Eligible Accounts owed by an account debtor to any one or more of the Companies shall be reduced by the amount of all “contra accounts” and other obligations owed by any Company to such account debtor. Accounts which are at any time Eligible Accounts, but which subsequently fail to meet any of the foregoing requirements shall, at such time, cease to be Eligible Accounts.

Eligible Contract Participant shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

Eligible Equipment means any Loan Party’s equipment which satisfies all of the following conditions:

(a)    Lender has a first-priority Lien (subject only to Permitted Liens) on such equipment;

(b)    such equipment is properly maintained and is in good working order and condition (reasonable wear and tear excepted);

(c)    such equipment is located at a location described in Schedule 7.9 that is (i) owned by such Loan Party or (ii) leased by such Loan Party and with respect to which Lender has received a Collateral Agreement;

(d)    such equipment is described in, and valued pursuant to, the most recent appraisal delivered to and approved by Lender with respect to the Loan Parties’ equipment; and

(e)    it is not equipment that Lender, in its reasonable discretion, has determined to be unmarketable or unacceptable.

Eligible Foreign Insured Account means an account of a Loan Party that would otherwise qualify as an Eligible Account but for clause (d) of the definition thereof and (a) is owed by an Investment Grade Account Debtor or (b) the payment of such account is fully insured within the limits of, and such account is otherwise in conformity with the terms and conditions of, trade credit insurance in Proper Form and all rights under such trade credit insurance have been assigned to Lender pursuant to documentation in Proper Form; provided that, any such accounts shall be excluded as Eligible Accounts to the extent that such accounts exceed the Credit Insurance Cap. The amount of Eligible Foreign Insured Accounts owed by an account debtor to any one or more of the Companies shall be reduced by the amount of all “contra accounts” and other obligations owed by any Company to such account debtor. Accounts which are at any time Eligible Foreign Insured Accounts, but which subsequently fail to meet any of the foregoing requirements shall, at such time, cease to be Eligible Foreign Insured Accounts. For the avoidance of doubt, any accounts owed by BGP, Inc. (or any Subsidiary or Affiliate thereof) shall not be included in the Borrowing Base unless such accounts constitute Eligible Foreign Insured Accounts pursuant to clause (b) of this definition.

Eligible Inventory means the finished-goods inventory and raw materials of a Loan Party in which Lender holds a first-priority perfected security interest and which satisfies all of the following requirements:

(a)    it is not subject to special marketing conditions or marketability limitations judged by Lender, in its Permitted Discretion, to be unacceptable;

(b)    it is not work-in-process, nor does it constitute materials or supplies used or to be used, or consumed or to be consumed, in the normal course of business of any Company, nor does it include any shipping or packaging materials;

(c)    it is either new and unused;

(d)    it is owned by such Borrower and is not subject to any Lien or security interest whatsoever, other than the Liens or security interests granted to Lender under the Loan Documents or Permitted Liens which are subordinate to Liens in favor of Lender granted under the Loan Documents;

(e)    it is held for sale in the normal and ordinary course of such Borrower’s business;

(f)    it is located in the U.S., and is not located on any leased premises unless Lender has received a Collateral Agreement executed by the applicable landlord, bailee, or other third party, or Lender has established Reserves in its Permitted Discretion with respect to rent or other payment obligations with respect to such location;

(g)    it is not of a type of inventory that is subject to any recall, class action litigation, governmental action, order, inquiry or investigation;

(h)    it is not on consignment, has not been shipped on a sale or return basis, and no warehouse receipt or document of title is or shall have been issued in respect of such inventory unless such warehouse receipt or document of title has been delivered to Lender;

(i)    it is not an item, type, or class of inventory which turns less than once each 365 days; and

(j)    it is not inventory that Lender, in its reasonable discretion, has determined to be unmarketable or unacceptable.

The value of all Eligible Inventory shall be determined on the basis of any and all factors and criteria as Lender (in its Permitted Discretion) shall deem appropriate, including, without limitation, that unless Lender shall determine that some other basis is more appropriate, such value shall be determined on the basis of the lower of cost, book, or market value, net of all handling charges, taxes, assessments, insurance, warranty, interest, finance and other charges.

Eminent Domain Event means the commencement or institution of any proceedings to condemn, seize, or appropriate all or part of any asset of a Company by any Governmental Authority or any Person acting under, for, or on behalf of, a Governmental Authority.

Environmental Law means any Law that relates to the pollution or protection of the environment, the regulation of releases of any materials into the environment, including Laws related to Hazardous Materials, air emissions and discharges to wastewater or publicly owned wastewater treatment systems, or to human health and safety.

Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties, or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the environment, or (e) any contract, agreement, or other consensual arrangement pursuant to which liabilities are assumed or imposed for any of the foregoing.

Equity Interests means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person, membership interests (in a limited liability company) in such Person, partnership interests (general or limited) in such Person, beneficial interests in a trust or other equity ownership interests in such Person, or any warrants, options or other rights to acquire such interests or other ownership interests in such Person.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and its related rules, regulations, and published interpretations.

ERISA Affiliate means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Tax Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

ERISA Event means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to an ERISA Plan (other than an event for which the 30‑day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), for any ERISA Plan whether or not waived; (c) the filing pursuant to Section 412(c) of the Tax Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan; (d) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any ERISA Plan; (e) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any ERISA Plan or plans or to appoint a trustee to administer any ERISA Plan; (f) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of a Loan Party or any ERISA Affiliate from any ERISA Plan; or (g) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any ERISA Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon a Loan Party or any ERISA Affiliate of withdrawal liability or a determination that an ERISA Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

ERISA Plan means (a) any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA (each a “Pension Plan”), (b) a Multiemployer Plan maintained or contributed to by a Loan Party or any ERISA Affiliate, and (c) a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Tax Code, maintained or contributed to by a Loan Party or any ERISA Affiliate, including any Multiemployer Plan.

Excluded Account means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments, (b) any deposit account which is maintained in the ordinary course of its business solely as an escrow, fiduciary or trust account for the benefit of a third party, and (c) any other deposit account used solely for petty cash which is not maintained with Lender or any of its Affiliates, so long as the aggregate balance for all such deposit accounts described in this clause (c) does not at any time exceed $25,000; provided that, under no circumstances shall Lender be construed as waiving its security interest in, or any rights with respect to, any proceeds of Collateral that are deposited into any such deposit account.

Excluded Hedge Liabilities means with respect to any Loan Party, each of its Hedge Liabilities if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Hedge Liabilities is or becomes illegal under the Commodity Exchange Act, or any rule, regulation, or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Hedge Agreement. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if any Hedge Liabilities arise under a master agreement governing more than one Hedge Agreement, this definition shall apply only to the portion of such Hedge Liabilities that is attributable to Hedge Agreements for which such guaranty or security interest is or becomes illegal under the Commodity Exchange Act, or any rule, regulations, or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Hedge Agreement; (b) if a guarantee of any Hedge Liabilities would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Hedge Liabilities shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and any Hedge Liabilities would be Excluded Hedge Liabilities with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability with respect to each such Person shall only be deemed applicable to (i) the particular Hedge Liabilities that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Hedge Liabilities constitute Excluded Hedge Liabilities.

Excluded Property means (a) any leasehold interests in real property, whether now held or hereafter acquired; (b) any item of general intangibles that is now or hereafter held by a Loan Party but only to the extent that such item of general intangibles (or any agreement evidencing such item of general intangibles) contains a term, provision or other contractual obligation or is subject to a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than any Loan Party) to, the grant, creation, attachment or perfection of the security interest granted in the Security Documents, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable Laws and is not rendered ineffective by applicable Laws (including, without limitation, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, and any successor provision thereto); (c) any property of a Loan Party that is now or hereafter subject to a Lien securing purchase money Debt or a Capital Lease Obligation (in each case, to the extent permitted hereunder) to the extent that the granting of a Lien thereon in favor of Lender would violate the terms of the documents governing such Debt or Capital Lease Obligation, provided that, the proceeds thereof shall not constitute Excluded Property to the extent that the collateral assignment or encumbering of such proceeds is not subject to the same or similar prohibitions or restrictions; (d) any intent-to-use trademark application prior to the filing and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto and solely to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intellectual property or result in the cancellation or voiding thereof; (e) any Excluded Account; (f) any foreign intellectual property; and (g) any other asset to the extent that Borrowers and Lender reasonably agree that the benefits of obtaining a Lien in such asset are outweighed by the costs or burdens of providing the same; provided that, notwithstanding the foregoing, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of any Excluded Property (unless such proceeds, products, substitutions or replacements would themselves otherwise constitute Excluded Property); provided further, if any Excluded Property that would have otherwise constituted Collateral ceases to be Excluded Property, such property shall automatically be deemed to constitute Collateral from and after such time.

Excluded Taxes means (a) Taxes imposed on or measured by the Lender’s net income by the jurisdiction of its organization, the United States of America or the State of Texas or any taxing authority thereof, franchise Taxes and branch profits Taxes, (b) Taxes attributable to such Lender’s failure to comply with Section 3.12(b), and (c) any U.S. federal withholding Taxes imposed under FATCA.

FATCA means Sections 1471 through 1474 of the Tax Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Tax Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Tax Code.

Finance Code is defined in the definition of “Maximum Rate.”

First Tier Foreign Subsidiary means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Tax Code and the Equity Interests of which are owned directly by any Loan Party.

Floor means 1.00%.

Foreign Person means (a) a natural person who does not reside in the U.S., or (b) any Person (other than a natural person) that is not organized and validly existing under the laws of the U.S. or a state within the U.S.

Foreign Subsidiary means any Subsidiary that is not a Domestic Subsidiary.

Funded Debt means, when determined for any Person, (a) all obligations for borrowed money, whether or not evidenced by notes, bonds, debentures or similar instruments, (b) all Capital Lease Obligations, and (c) all LCs and liabilities related to other letters of credit.

GAAP means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.

Governing Body means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers, sole member, managing member, or other governing body of such Person, (c) in the case of any partnership, the Governing Body of the general partner of such Person, and (d) in any other case, the functional equivalent of the foregoing.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government.

Guarantor means (a) each Person executing this Agreement as a Guarantor and (b) each other Person executing a Guaranty to directly or indirectly guarantee the Obligations.

Guaranty means (a) the guarantee set forth in Section 13 and (b) each other guarantee of the Obligations under a guaranty agreement in Proper Form.

Hazardous Material means (a) any explosive or radioactive substance or waste, all hazardous or toxic substances, waste, or other pollutants, and any other substance the presence of which requires removal, remediation or investigation under any applicable Environmental Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or Hazardous Material under any applicable Environmental Law, or (c) petroleum, petroleum distillates, petroleum products, oil, polychlorinated biphenyls, radon gas, infectious medical wastes, and asbestos or asbestos-containing materials.

Hedge Agreement means a Hedge Transaction which is (a) (i) documented on a form of master agreement and schedule thereto, and one or more confirmations, in each case, published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement, or (ii) is documented in some other reasonable and customary manner, and (b) is entered into for hedging purposes (rather than speculative purposes).

Hedge Liabilities means, (a) with respect to any Person, any obligation to pay or perform under any Hedge Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, and (b) with respect to any Hedge Agreement (i) the Hedge Termination Value for such Hedge Agreement, or (ii) any other liabilities owed by any Company to the provider under any Hedge Agreement.

Hedge Termination Value means, in respect of any one or more Hedge Agreements, the close out or termination value(s) determined pursuant to the terms of the Hedge Agreements.

Hedge Transaction means any (and all) rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, total return swap, credit spread transaction, repurchase transaction, reserve purchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing) whether or not such transaction is governed by and subject to any master agreement.

Honor Date is defined in Section 2.5(b)(i).

Increase Effective Date is defined in Section 2.7(b).

Indemnitee is defined in Section 14.11.

Insurance Proceeds means all cash and non-cash proceeds in respect of any insurance policy maintained by any Loan Party under the terms of this Agreement.

Interest Coverage Ratio means, when determined for the Companies on a consolidated basis, the ratio of (without duplication) (a) EBITDA minus Non-Financed Capital Expenditures, minus cash tax expense, and minus cash Restricted Payments, in each case for the Rolling Period then ending, to (b) cash interest expense for the Rolling Period then ending. For purposes of calculating the Interest Coverage Ratio as of any date of determination, EBITDA shall be calculated on a pro forma basis (i) assuming that (A) all sales and other dispositions by the Companies of the Equity Interests of any of their Subsidiaries, all or substantially all of the assets of any Subsidiary, or any line of business or division of the Companies, and (B) all Acquisitions by the Companies, in each case completed during the Rolling Period then ending and in each case including any Debt incurred or repaid in connection therewith, have been made, incurred, or repaid (as the case may be) on the first day of such Rolling Period, and (ii) using the historical financial results of any such Person, Subsidiary, or business line or division that was the subject of any such acquisition, sale, or other disposition during such Rolling Period.

Interest Period means, with respect to any Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one month thereafter, as selected by the Borrower Representative (or such other day as may be determined by Lender in accordance with its then-applicable policies for pricing loans) (in each case, subject to the availability thereof); provided that, (a) no Interest Period for any SOFR Loan shall extend beyond the Revolving Credit Termination Date, and (b) no tenor that has been removed from this definition pursuant to Section 3.11(e) shall be available for specification in such Loan Request. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

Investment Grade Account Debtor means a Person (other than a natural Person) whose long-term Debt is rated no lower than (a) Baa3 (or the equivalent) by Moody’s, (b) BBB- (or the equivalent) by S&P, or (c) an equivalent rating by any other rating agency approved by Lender in the exercise of its Permitted Discretion, or if such Person does not have a rated long-term Debt, is otherwise approved by Lender in writing in its Permitted Discretion as an “Investment Grade Account Debtor”. Notwithstanding the foregoing, neither BGP Inc. nor any Subsidiary or Affiliate thereof shall at any time constitute or be deemed to be an Investment Grade Account Debtor.

ISP98 means the International Standby Practices (1998 revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

Laws means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (whether or not such orders, requests, licenses, authorizations, permits or agreements have the force of law), including all Environmental Laws.

LC means each documentary, standby, or direct pay letter of credit issued by Lender for the account of any Company under the terms of this Agreement or any LC Application. For the avoidance of doubt, that certain standby letter of credit no. SLCMIL001439, issued on March 22, 2023 by U.S. Bank National Association, with Lender as the obligor/instructing party, for the account of GTC dba Geospace Technologies and for the benefit of HJ Shipbuilding and Construction Co, shall be deemed to be an LC issued under this Agreement.

LC Application means an application and agreement for the issuance or amendment of an LC in Proper Form.

LC Borrowing means an extension of credit resulting from a drawing under any LC which has not been reimbursed or refinanced as a Loan under the Revolving Credit Facility.

LC Credit Extension means, with respect to any LC, the issuance, extension of the expiry date, amendment, renewal, or increase of the amount of such LC.

LC Credit Extension Date means the date on which an LC Credit Extension occurs.

LC Exposure means, when determined and without duplication, the sum of (a) the aggregate undrawn maximum face amount of each LC at such time, plus (b) the aggregate unpaid obligations of the Companies to reimburse Lender for amounts paid by Lender under LCs (including all LC Borrowings and excluding any Loans to fund such reimbursement obligations under Section 2.5).

LC Facility means a subfacility for the issuance of LCs, as described in Section 2.5.

LC Sublimit means the Revolving Committed Amount.

Lender is defined in the Preamble.

Lender’s Office means Lender’s address set out on Schedule 1, or such other address or account as Lender may from time to time notify Borrower Representative.

Lien means any lien (including statutory liens), mortgage, security interest, financing statement, collateral assignment, pledge, negative pledge assignment, charge, encumbrance, hypothecation, deposit arrangement, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or any financing lease having substantially the same economic effect as any of the foregoing), or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of the general creditors of the owner of the property or assets.

Liquidity means, when determined, for the Loan Parties on a consolidated basis, the sum of (a) all Unrestricted Cash, plus (b) Unencumbered Securities, plus (c) the positive difference (if any) of the Revolving Credit Limit minus the Revolving Credit Exposure, provided that, (i) if a Default has occurred and is continuing, the amount determined pursuant to this clause (c) shall be deemed to be zero, and (ii) if the Revolving Credit Exposure exceeds the Revolving Credit Limit, Liquidity shall be reduced by the amount of such excess.

Litigation means any action by or before any Governmental Authority, arbitrator, or arbitration panel.

Loan means any amount disbursed by Lender to, or on behalf of, any Company under the Loan Documents, whether such amount constitutes an original disbursement of funds, the financing of an LC reimbursement obligation, or a disbursement in accordance with, and to satisfy the obligations of any Company under, any Loan Document.

Loan Date means, for any Loan requested under a Loan Request, the date on which funds are to be transferred to, or made available to, Borrower Representative.

Loan Documents means (a) this Agreement, all certificates and requests delivered under this Agreement, and all exhibits and schedules to this Agreement, (b) the Revolving Note, (c) all Guaranties, (d) the Security Documents, (e) all Subordination Agreements, (f) all LCs and LC Applications, (g) all Collateral Agreements, (h) all other agreements, documents, and instruments in favor of Lender, ever executed and delivered under or pursuant to this Agreement (other than Hedge Agreements and Cash Management Agreements), and (i) all renewals, extensions, amendments, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.

Loan Parties means, collectively, each Borrower, each Guarantor, and any other Person who becomes a party to this Agreement as an obligor of the Obligations and their successors and assigns, and the term Loan Party means any one of them or all of them individually, as the context may require.

Loan Request means a borrowing request substantially in the form of Exhibit B or otherwise in Proper Form, and in any case executed by a Responsible Officer of Borrower Representative.

Material Adverse Effect means (a) the material impairment of the ability of any Loan Party to perform any of its payment or other material obligations under any Loan Document, taken as a whole, (b) the material impairment of the ability of Lender to enforce any Loan Party’s material obligations, or Lender’s rights, under any of the Loan Documents, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, and (d) a material and adverse change in, or a material adverse effect upon, the operations, assets, business, properties, liabilities or financial condition of the Companies, taken as a whole.

Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, could reasonably be expected to have a Material Adverse Effect.

Material Agreement means, for any Person, any agreement to which that Person is a party, by which that Person is bound, or to which any assets of that Person may be subject, and that is not cancelable by that Person upon 90 or fewer days’ notice without liability for further payment other than a nominal penalty, and that requires that Person to pay more than $500,000 in the aggregate during each year during the term of such agreement.

Maximum Rate means the maximum non-usurious rate of interest that Lender is permitted to contract for, charge, take, reserve or receive on the Obligations under applicable Law including, without limitation, Chapter 303 of the Texas Finance Code (the “Finance Code”). To the extent that Chapter 303 of the Finance Code is relevant to Lender for purposes of determining the Maximum Rate, Lender may elect to determine the Maximum Rate under the Finance Code pursuant to the “weekly ceiling” from time to time in effect, as referred to in Chapter 303 of the Finance Code; subject, however, to any right Lender subsequently may have under applicable Law to change the method of determining the Maximum Rate.

Moody’s means Moody’s Investors Service, Inc. and any successor thereto.

Mortgage means each deed of trust, mortgage, leasehold deed of trust, and leasehold mortgage, as applicable, in Proper Form, from any Loan Party, as grantor or mortgagor, as applicable, to Lender or to the trustee named therein (for the benefit of Lender), as applicable.

Multiemployer Plan means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

Net Income means, for the Companies on a consolidated basis for any period, the consolidated net income (or loss) of the Companies for such period as determined in accordance with GAAP.

Net Proceeds means (a) with respect to any Disposition of any asset by any Person, the aggregate amount of cash and non-cash proceeds from such Disposition received by, or paid to or for the account of, such Person, net of (i) customary and reasonable out-of-pocket costs, fees, and expenses (including, without limitation, attorney’s fees), (ii) taxes paid or payable as a result thereof and (iii) the amount necessary to retire any Debt secured by a Permitted Lien (ranking senior to any Lien of the Lender) on the related property, (b) with respect to the issuance of equity securities, debt securities, Subordinated Debt, or similar instruments, or the incurrence of Debt, the cash and non-cash proceeds received from such issuance or incurrence, net of (i) attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with such issuance, and (ii) taxes paid or payable as a result thereof, (c) with respect to any casualty event, all cash proceeds received by any Loan Party or Lender from an insurer under any insurance policy maintained by such Loan Party, net of (i) customary and reasonable out-of-pocket costs, fees, and expenses (including, without limitation, attorney’s fees), (ii) taxes paid or payable as a result thereof and (iii) the amount necessary to retire any Debt secured by a Permitted Lien (ranking senior to any Lien of the Lender) on the related property (if any) with respect to which such proceeds are received, and (d) with respect to any Eminent Domain Event, all cash proceeds received by any Loan Party from any Governmental Authority, net of (i) customary and reasonable out-of-pocket costs, fees, and expenses (including, without limitation, attorney’s fees), (ii) taxes paid or payable as a result thereof and (iii) the amount necessary to retire any Debt secured by a Permitted Lien (ranking senior to any Lien of the Lender) on the related property. Non-cash proceeds include any proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.

Net Worth means, when determined the Companies on a consolidated basis, (a) the aggregate amount at which all assets of the Companies would be shown on a consolidated balance sheet at such date, less (b) Total Liabilities of the Companies.

Non-Financed Capital Expenditures means Capital Expenditures (or any portion thereof) by any Company which are not made using (a) Debt (but excluding Debt arising from Loans made under the Revolving Credit Facility), (b) Insurance Proceeds, (c) proceeds of any Disposition of assets permitted under Section 9.4, or (d) cash proceeds of Qualified Equity Interests.

Non-Qualifying Party shall mean any Borrower or any Guarantor that on the Eligibility Date fails, for any reason, to qualify as an Eligible Contract Participant.

Nonrenewal Notice Date is defined in Section 2.5(a)(iv).

Obligations means the collective reference to:

(a)    all present and future Debt, liabilities and obligations (including the Loans, the LC Exposure, and indemnity obligations), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to Lender by any Loan Party under this Agreement or any of the other Loan Documents, together with all interest accruing thereon, reasonable fees, documented costs and expenses payable under the Loan Documents or in connection with the enforcement of rights under the Loan Documents, including (i) fees and expenses under this Agreement, and (ii) interest and fees that accrue under the Loan Documents after the commencement of any proceeding under any Debtor Relief Law naming any Loan Party or any Affiliate thereof as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding;

(b)    all Cash Management Liabilities; and

(c)    all Hedge Liabilities (other than any Hedge Liabilities that constitute Excluded Hedge Liabilities) of any Company under a Hedge Agreement with a Secured Hedge Provider.

Observation Date is defined in the definition of “Term SOFR.”

Organizational Documents means, for any Person, (a) the articles of incorporation or certificate of formation and bylaws of such Person if such Person is a corporation, (b) the articles of organization or certificate of formation and operating agreement or limited liability company agreement (or other similar governing document) of such Person if such Person is a limited liability company, (c) the certificate of limited partnership or certificate of formation and the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such Person is not a corporation, limited liability company or limited partnership.

Patriot Act is defined in Section 14.13.

PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

Pension Funding Rules means the rules of the Tax Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Tax Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan is defined in the definition of “ERISA Plan.”

Permitted Debt means (a) the Obligations, (b) purchase money Debt and Capital Lease Obligations incurred in the ordinary course of business in an aggregate principal amount not to at any time exceed $500,000, (c) Hedge Agreement obligations incurred solely in connection with interest rate hedging transactions and not for speculation purposes, (d) Cash Management Liabilities, (e) Debt arising from the endorsement of instruments for collection in the ordinary course of business, (f) Debt between and among the Companies, (g) any financed portion of the premium for any Company’s insurance policies, provided that, such financed portion is paid within the required due dates, (h) Debt arising under statutory, customs, stay, utility, bid, surety and appeal bonds, in each case in the ordinary course of business and which do not in the aggregate exceed $750,000, (i) Debt arising under any payment or performance bonds, (j)  unsecured Subordinated Debt, provided that, such Debt is at all times subject to a Subordination Agreement, (k) obligations with respect to Cash Management Products and Services owed to Cash Management Providers and incurred in the ordinary course of business, (l) unsecured obligations with respect to Cash Management Products and Services existing on the Closing Date and incurred in the ordinary course of business, (m) any other Debt incurred after the Closing Date that is approved in writing by Lender but in any case under this clause (m) no increases to, or re-borrowings under, such Debt shall be permitted unless approved in writing by Lender, and (n) guarantees of any of the foregoing.

Permitted Discretion means a determination made in the good faith exercise of reasonable business judgment (from the perspective of a secured lender).

Permitted Investments means (a) marketable obligations backed by the full faith and credit of the U.S. (and investments in mutual funds investing primarily in those obligations), (b) certificates of deposit or banker’s acceptances that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks having combined capital, surplus, and undivided profits of not less than $250,000,000 (as shown on its most recently published statement of condition), (c) cash or cash equivalents, (d) non-cash proceeds from Dispositions permitted under Section 9.4, (e) investments and advances by any Company in its wholly owned Subsidiaries which are Loan Parties, (f) investments received in settlement of amounts due to a Company effected in the ordinary course of business or owing to a Company as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Company, (g) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Debt or claims due or owing to a Company (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Debt or claims, (h) loans, advances or extensions of credit to officers, directors, managers and employees in an aggregate amount not to exceed, at any time outstanding, $150,000, (i) other investments, loans, advances, and extensions of credit in an aggregate amount not to exceed $150,000 at any time outstanding, (j) any other investments approved in writing by Lender after the Closing Date, (k) Cash Equivalents, (l) guarantees which constitute Permitted Debt, (m) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (n) investments in Subsidiaries that are not Loan Parties existing as of the Closing Date and reflected in the financial statements delivered to Lender prior to the Closing Date, and (o) investments held in Charles Schwab account no. 3430-3860 from time to time in the ordinary course of business.

Permitted Liens means (a) Liens securing the Obligations, (b) Liens which secure purchase money Debt and Capital Lease Obligations permitted under clause (b) of the definition of Permitted Debt, (c) easements, zoning, rights-of-way, encumbrances and other restrictions on the use of real property which do not materially impair the use thereof, (d) Liens for Taxes; provided that, (i) no amounts are due and payable and no Lien has been filed or agreed to, or (ii) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, and reserves (or other provision required under GAAP) have been established in accordance with GAAP, (e) judgments or awards, Liens securing judgments or awards (or appeal or other surety bonds relating to such judgments or awards) and attachments not constituting a Default under Section 11.7, (f) pledges or deposits made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs, (g) rights of offset or statutory banker’s Liens arising in the ordinary course of business in favor of commercial banks; provided that, any such Lien shall only extend to deposits and property in possession of such commercial bank and its Affiliates, (h) good-faith pledges or deposits made in the ordinary course of business to secure Permitted Debt consisting of (i) performance of bids, tenders, trade contracts (other than for the repayment of borrowed money) or leases, (ii) statutory obligations, or (iii) appeal bonds or other similar bonds, (i) Liens in favor of a surety to secure payment and performance bonds, (j) Liens (other than for Taxes) imposed by operation of law (including Liens of mechanics, materialmen, warehousemen, carriers and landlords and similar Liens); provided that, (i) the obligations secured by such Liens are not overdue for a period or more than thirty (30) days or (ii) (A) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, (B) reserves (or other provision required under GAAP) have been established in accordance with GAAP, and (C) within 60 days after the entry thereof, levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full by insurance (subject to the customary deductible), (k) licenses, sublicenses, leases or subleases granted to other Persons in the ordinary course of business that do not (i) interfere in any material respects with the conduct of the business of any Company, or (ii) materially detract from the value of the property subject thereto, (l) any interest or title of a lessor, licensor, sublessor or sublicensor under any lease, license, sublease or sublicense entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased, (m) Liens granted in the ordinary course of business in the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under clause (g) of the definition of Permitted Debt, (n) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to Synthetic Leases or other operating leases entered into in the ordinary course of business of any Company, and (o) Liens incurred or arising after the Closing Date with the prior written consent of Lender.

Person means any natural person, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority, or other entity or organization.

Pledge Agreement means each pledge agreement in Proper Form executed by any Loan Party, as pledgor, and Lender, granting Lender a Lien on, and security interest in, the “Collateral” defined therein.

Potential Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, be a Default.

Preamble means the preamble of this Agreement.

Proper Form means in form and substance satisfactory to Lender in its Permitted Discretion.

Qualified ECP Loan Party means any Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the Commodity Exchange Act and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another Person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Qualified Equity Interests means any Equity Interests of Geospace that are not Disqualified Equity Interests.

Relevant Governmental Body means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

Representatives of any Person means representatives, officers, directors, employees, consultants, contractors, attorneys, agents and any other Person authorized by such Person’s Governing Body to act on behalf of such Person.

Reserves means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, reserves established from time to time by Lender in its Permitted Discretion against Eligible Accounts, Eligible Foreign Insured Accounts, Eligible Equipment, Eligible Inventory, or the Borrowing Base. Without limiting the generality of the foregoing, Reserves established to ensure the payment of insurance premiums, accrued interest expense, Taxes, Debt, and rent or other amounts payable to bailees, landlords, and other Persons, shall be deemed to be an exercise of Lender’s Permitted Discretion.

Responsible Officer means (a) the president, chief executive officer, chief financial officer, or chief operating officer of Borrower Representative or a Loan Party, as applicable, or (b) another natural person who is designated in writing to Lender by Borrower Representative as a Person authorized to take specific actions on behalf of Borrower Representative and the other Loan Parties.

Restricted Payment means (a) any Distribution, (b) any amount paid by any Loan Party or any of its Subsidiaries in repayment, prepayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Debt, whether voluntarily or otherwise, and (c) any payment by a Loan Party or any of its Subsidiaries of any management fees, consulting fees, or other similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

Restrictive Agreement means any agreement or other arrangement that prohibits, restricts, or imposes any condition upon (a) the ability of any Company to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to a Borrower or any other Subsidiary or to guarantee Debt of a Borrower or any other Subsidiary; provided that, the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Revolving Committed Amount means $15,000,000, as such amount may be increased or decreased from time to time pursuant to the terms of this Agreement (including, without limitation, pursuant to Section 2.5, 2.7 or 12.1 of this Agreement).

Revolving Credit Exposure means, when determined, the sum of (a) the Revolving Principal Amount, plus (b) the LC Exposure.

Revolving Credit Facility is defined in Section 2.1.

Revolving Credit Limit means the lesser of (a) the Revolving Committed Amount, and (b) the Borrowing Base.

Revolving Credit Termination Date means the earlier of (a) July 26, 2025, and (b) the effective date that Lender’s Commitment to make Credit Extensions under the Revolving Credit Facility under this Agreement is otherwise canceled or terminated in accordance with Section 12 of this Agreement or otherwise.

Revolving Loans is defined in Section 2.1.

Revolving Note means a promissory note substantially in the form of Exhibit A, executed by Borrowers and made payable to Lender and all renewals, extensions, modifications, amendments, supplements, restatements, and replacements of, or substitutions for, that promissory note.

Revolving Principal Amount means, when determined, the outstanding principal balance of the Revolving Note.

Rolling Period means any period of four consecutive fiscal quarters ending on March 31, June 30, September 30, or December 31.

S&P means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

Sale and Leaseback Transaction means any arrangement with any Person providing for the leasing by any Company of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between Companies), which property has been or is to be sold or transferred by a Company to such Person.

Sanctioned Country means, at any time, a country or territory which is itself the subject or target of any Sanctions (as of the Closing Date, Crimea, Cuba, Iran, North Korea, Russia, Sudan, Syria, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

Sanctioned Person means, at any time, (a) any Person listed in any Sanction-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

Sanctions means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

Secured Hedge Provider means Lender or an Affiliate of Lender which enters into a Hedge Agreement with any Company.

Secured Party means each of, and Secured Parties means all of, Lender, any Affiliate of Lender, any Secured Hedge Provider, and any Cash Management Provider.

Security Agreement means each Security Agreement in Proper Form executed by any Company, as debtor, and by Lender, as secured party, granting Lender a Lien on, and security interest in the Collateral.

Security Documents means all Security Agreements, Pledge Agreements, Mortgages, collateral assignments, and all other documents executed in connection therewith to create or perfect a Lien on any Collateral.

SOFR means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

SOFR Administrator means CME Group Benchmark Administration Limited, or a successor administrator of Term SOFR.

SOFR Loan means a Loan that bears interest at a rate based on Term SOFR.

Subordinated Debt means Debt which is contractually subordinated in right of payment, collection, enforcement and lien rights to the prior payment in full of the Obligations on terms satisfactory to Lender in its Permitted Discretion.

Subordination Agreement means a subordination agreement in Proper Form.

Subsidiary of a Person (the “parent”) means, when determined, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Governing Body thereof are, as of such date, owned, Controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership (i) sole general partner or managing general partner of which is the parent and/or one or more subsidiaries of the parent, or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent, and (d) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, all references in this Agreement or the Loan Documents to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or to Subsidiaries of Geospace.

Synthetic Lease means any synthetic lease, tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

Tangible Net Worth means, when determined, the Companies’ Net Worth after deducting capitalized research and development costs, capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses, Debt owed by (including any notes payable from) Affiliates and owners of the Equity Interests of the Companies, and such other assets as are properly classified as “intangible assets”, plus the outstanding principal amount of Subordinated Debt of the Companies.

Tax Code means the Internal Revenue Code of 1986, as amended, and related rules, regulations and published interpretations.

Taxes means, for any Person, all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority upon that Person, its income, or any of its properties, franchises or assets (including any applicable interest, additions to tax, or penalties).

Term SOFR means, with respect to any SOFR Loan for any Interest Period, the forward-looking term rate based on SOFR, for a period comparable to such Interest Period, provided by the SOFR Administrator, and displayed on the CME Market Data Platform (or, if Lender elects, Bloomberg, Refinitiv or another other commercially available source selected by Lender in its reasonable discretion) at approximately 6:00 a.m. (New York City time) two (2) U.S. Government Securities Business Days (or such other period as may be selected by Lender) prior to the first day of such Interest Period (the “Observation Date”); provided that, if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

Termination Date means the date on which (a) all Obligations (other than contingent Obligations with respect to indemnity and reimbursement of expenses as to which no claim has been made as of the time of determination) have been paid in full in cash, (b) all LCs have been terminated, expired, or Cash Collateralized (or arrangements satisfactory to Lender with respect thereto have been made), (c) all Hedge Agreements have been terminated or arrangements satisfactory to Lender with respect thereto have been made, and (d) all Commitments shall have irrevocably terminated.

Total Liabilities means, when determined for the Companies on a consolidated basis, all obligations required by GAAP to be classified as liabilities upon the Companies’ balance sheet, including the aggregate amount of all Debt, liabilities (including tax and other proper accruals) and reserves of the Companies.

Transactions means (a) the effectiveness of this Agreement and the funding of the initial Credit Extension hereunder in accordance with Section 5, (b) the payment in full of all Funded Debt (other than Permitted Debt) of the Loan Parties on the Closing Date, and (c) the payment of all fees and expenses associated therewith.

UCC means the Uniform Commercial Code, as adopted in each applicable jurisdiction and as amended from time to time.

Unencumbered Securities means all unencumbered short-term securities of the Loan Parties, in each case which are not subject to any Lien, claim, or encumbrance (other than Liens in favor of Lender and restrictions under the Loan Documents) and which are acceptable to Lender in its Permitted Discretion.

Uniform Customs means the Uniform Customs and Practice for Documentary Credits (2007 revision) effective July 2007, International Chamber of Commerce Publication No. 600.

Unreimbursed Amount is defined in Section 2.5(b)(i).

Unrestricted Cash means all unencumbered cash and Cash Equivalents of the Loan Parties, in each case which are not subject to any Lien, claim, or encumbrance (other than Liens in favor of Lender and restrictions under the Loan Documents) which restrict any applicable Loan Party’s use of such funds.

Unused Commitment Fee Rate means a fixed rate per annum of 1.00%.

U.S. means United States of America.

U.S. Government Securities Business Day means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

1.2    Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified in this Agreement or in such other Loan Document:

(a)    terms defined in the UCC in effect on the Closing Date and not otherwise defined in this Agreement shall, unless the context otherwise indicates, have the meanings provided by those definitions (subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect);

(b)    the definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined, and whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns;

(c)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, the words “herein”, “hereof” and “under this Agreement”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement;

(d)    the word “will” shall be construed to have the same meaning and effect as the word “shall”, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, the word “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(e)    in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”;

(f)    any conflict or ambiguity between this Agreement and any other Loan Document is controlled by the terms and provisions of this Agreement;

(g)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears, unless otherwise indicated;

(h)    if a Default occurs, such Default shall be deemed to exist and be continuing unless it is waived in writing by Lender; and

(i)    section headings in this Agreement and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3    Accounting Terms.

(a)    All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, with all accounting principles being consistently applied from period to period and on a basis consistent with the most recent audited consolidated financial statements of the Companies; provided that, for purposes of calculating the financial covenants under this Agreement, cash payments to any Company under any Hedge Agreement shall be accounted for as part of interest expense and not as revenue or net income of such Company.

(b)    While any Borrower has any Subsidiaries, all accounting and financial terms and financial calculations (including the calculation of all financial covenants, ratios, and related definitions) in respect of such Borrower are on a consolidated and consolidating basis, unless otherwise indicated.

(c)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set out in any Loan Document, and Borrower Representative or Lender shall so request, Lender and Borrower Representative shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change, and (ii) Borrower Representative shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder, setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any changes in GAAP after the Closing Date (including the future phase-in of the effectiveness of any amendments to GAAP that have been adopted as of the Closing Date) that would require lease obligations that were treated as operating leases under GAAP as in effect on the Closing Date to be classified and accounted for as Capital Lease Obligations or otherwise reflected as Debt on a Borrower’s balance sheet, such lease obligations shall continue to be treated as operating leases (and not Capital Lease Obligations or other Debt) for all purposes under this Agreement, other than the delivery or preparation of financial statements.

(d)    Notwithstanding anything to the contrary contained in this Section 1.3 or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.4    References to Documents. Unless otherwise expressly provided in this Agreement, (a) references to Organizational Documents or to contractual agreements (including this Agreement and the Loan Documents) shall be deemed to include all subsequent amendments, restatements, extensions, supplements, and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Law.

1.5    Time. Unless otherwise indicated, all time references (e.g., 11:00 a.m.) are to Central time (daylight or standard, as applicable).

1.6    Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed in this Agreement and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.7    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined in this Agreement shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.8    Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of Division, (a) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. Notwithstanding anything to the contrary in this Agreement, (i) any resulting division or series of any Person that, before a Division, is a Loan Party shall remain a Loan Party after giving effect to such Division, to the extent required under this Agreement, and any resulting divisions or series of such Persons shall remain subject to the same restrictions and corresponding exceptions applicable to the pre-Division predecessor of such divisions or series, (ii) in no event shall any Loan Party be permitted to effectuate a Division, and (iii) if any Loan Party shall consummate a Division permitted under this Agreement or by Lender in writing, such Loan Party shall be required to (effective simultaneously with the effectiveness of such Division) comply with the applicable requirements of this Agreement and the Security Documents, including actions described in Section 6.

1.9    Rates. Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. Lender and its Affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrowers. Lender may select information sources or services in its reasonable discretion to ascertain Base Rate or the Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2     LOAN COMMITMENTS.

2.1    Revolving Credit Facility. Subject to the terms and conditions of this Agreement, Lender agrees to loan to Borrowers an amount not to exceed the Revolving Committed Amount in one or more Loans from time to time before the Revolving Credit Termination Date (collectively, the “Revolving Loans”), which Borrowers may borrow, repay, and re-borrow under this Agreement (collectively, the “Revolving Credit Facility”). Revolving Loans shall be SOFR Loans, subject to the terms set out in this Agreement.

2.2    Loan Procedure.

(a)    Subject to compliance with Section 5, Borrower Representative may request a Loan under the Revolving Credit Facility by submitting a Loan Request to Lender. Each Loan Request shall specify the Loan Date and the amount of the Loan. A Loan Request is irrevocable and binding on Borrowers. Each Loan Request must be received by Lender no later than 10:00 a.m. on the proposed Loan Date. Each Loan Date must be a Business Day and must occur before the Revolving Credit Termination Date.

(b)    In addition to the conditions set forth in Section 5, each Loan under the Revolving Credit Facility is subject to the following conditions: (i) each Loan must occur on a Business Day and no later than the Business Day immediately preceding the Revolving Credit Termination Date; (ii) when made, each Loan (unless the remaining amount under clause (iii) below is less) must be in an amount not less than $50,000 or a greater integral multiple of $1,000; (iii) no Loan may exceed an amount equal to the excess of the Revolving Credit Limit over the Revolving Credit Exposure; and (iv) after giving effect to any Loan, the Revolving Credit Exposure may not exceed the Revolving Credit Limit.

(c)    Each Loan will be deposited by Lender into Borrower Representative’s operating account with Lender or disbursed pursuant to written instructions by Borrower Representative which have been accepted and approved by Lender in its Permitted Discretion.

(d)    From time to time, Lender may provide certain treasury or cash management services to Borrowers under which Loans under the Revolving Credit Facility are automatically made and repaid. While a Cash Management Agreement is in effect, Borrowers may repay the Revolving Principal Amount under the terms of the Cash Management Agreement without notice. Each Borrower hereby authorizes Lender to honor all checks or other drafts received against the accounts subject to the Cash Management Agreement.

2.3    Voluntary Prepayment.

(a)    Borrowers may voluntarily prepay all or any part of the Revolving Principal Amount at any time. Each voluntary prepayment is subject to the following conditions:

(i)    Lender must receive Borrower Representative’s written or telephonic prepayment notice by 12:00 p.m. on the prepayment date;

(ii)    The prepayment notice shall (A) specify the prepayment date, (B) specify the amount of the Loan to be prepaid, and (C) constitute an irrevocable and binding obligation of Borrowers to make a prepayment in such amount on the designated prepayment date;

(iii)    each partial prepayment must be in a minimum amount of not less than (A) $50,000 or a greater integral multiple of $1,000, or (B) if less than the requested minimum amount, the outstanding balance of the Revolving Principal Amount; and

(iv)    payments shall be applied to the Revolving Principal Amount with no corresponding reduction in the Revolving Committed Amount.

(b)    All prepayments under this Section 2.3 shall be without premium or penalty other than amounts to compensate Lender for any actual loss, cost and expense attributable to breakage or other similar fees or expenses directly resulting from such prepayment on a day other than the last day of any applicable Interest Period.

2.4    Mandatory Prepayment.

(a)    If the Revolving Credit Exposure at any time exceeds the Revolving Credit Limit, then Borrowers shall repay the Revolving Principal Amount (or if no Revolving Principal Amount is outstanding, Cash Collateralize the LC Exposure), in at least the amount of that excess, together with all accrued and unpaid interest on the principal amount so repaid.

(b)    On the date such amounts are received by, or for the account of, any Company (or within three (3) Business Days after such receipt, in the case of clauses (ii), (iii), or (iv) below), the following amounts shall be paid to Lender in the form received with any endorsement or assignment, in each case if a Default has occurred and is continuing or results from the event or events giving rise to the payment of such Net Proceeds: (i) 100% of the Net Proceeds from the issuance of any Debt (other than Permitted Debt); (ii) 100% of any Net Proceeds in respect of any casualty event affecting Collateral; (iii) 100% of all Net Proceeds in respect of any Eminent Domain Event affecting Collateral; and (iv) 100% of the Net Proceeds from the Disposition (other than proceeds of a Disposition permitted by Section 9.4) of any Collateral. The non-cash portion of all Net Proceeds that Lender is entitled to receive under this Section 2.4(b), shall be pledged to Lender concurrently with the applicable Disposition.

(c)    All prepayments under Section 2.4(b) shall be applied (i) first, to Cash Collateralize all LC Exposure until all LC Exposure is Cash Collateralized, (ii) second, to Cash Collateralize the Cash Management Liabilities and Hedge Liabilities of any Company under a Hedge Agreement with a Secured Hedge Provider (other than Excluded Hedge Liabilities), and (iii) third, to repay the Loans under the Revolving Credit Facility (with the proceeds being applied in accordance with Section 3.6) and, if elected by Lender, the Revolving Committed Amount shall be automatically reduced by the amount of such repayment.

(d)    All prepayments under this Section 2.4 shall be without premium or penalty, provided that, each prepayment of a SOFR Loan, whether by reason of acceleration or otherwise, will be accompanied by (i) the amount of accrued interest on the principal amount prepaid and (ii) the amount of Lender’s breakage fees and other losses and expenses actually incurred by it as a result of the prepayment on a day other than the last day of any applicable Interest Period.

2.5    LC Facility.

(a)    The LC Commitment.

(i)    Subject to the terms and conditions set out in this Agreement, Lender agrees, from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date, to issue LCs for the account of any Borrower or any Company or make any other LC Credit Extension, provided that, Lender shall not be obligated to make any LC Credit Extension if, as of the LC Credit Extension Date, (A) the Revolving Credit Exposure would exceed the Revolving Credit Limit (after giving effect to such LC Credit Extension), (B) the LC Exposure would exceed the LC Sublimit (after giving effect to such LC Credit Extension), (C) the expiry date of such requested LC would occur after the Revolving Credit Termination Date, unless Lender has approved such expiry date, (D) the LC is to be denominated in a currency other than Dollars, (E) the LC is in an amount less than $50,000, (F) any Litigation shall by its terms purport to enjoin or restrain Lender from making such LC Credit Extension, (G) the beneficiary of such LC does not accept the LC or any proposed amendment to, or renewal of, such LC, or (H) a Default or Potential Default has occurred and is continuing.

(ii)    Each LC Credit Extension shall be made upon the request of Borrower Representative delivered to Lender in the form of an LC Application, appropriately completed and signed by a Responsible Officer of Borrower Representative. Such LC Application must be received by Lender not later than 12:00 p.m. at least three (3) Business Days before the proposed LC Credit Extension Date.

(A)    In the case of a request for an initial issuance of an LC, such LC Application shall specify in form and detail satisfactory to Lender in its Permitted Discretion (1) the proposed issuance date of the requested LC (which shall be a Business Day), (2) the amount of the requested LC, (3) the expiry date of the requested LC, (4) the name and address of the beneficiary of the requested LC, (5) the documents to be presented by such beneficiary in case of any drawing under the requested LC, (6) the full text of any certificate to be presented by such beneficiary in case of any drawing under the requested LC, and (7) such other matters as Lender may reasonably require.

(B)    In the case of a request for an amendment of any outstanding LC, such LC Application shall specify in form and detail satisfactory to Lender in its Permitted Discretion (1) the LC to be amended, (2) the proposed date of the amendment (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as Lender may reasonably require.

(iii)    Promptly after receipt of any LC Application, Lender will confirm that the requested LC Credit Extension is permitted in accordance with the terms of this Agreement, then, subject to the terms and conditions hereof, Lender shall, on the requested date, issue the requested LC for the account of the applicable Company or enter into the applicable amendment, as the case may be, in each case in accordance with Lender’s usual and customary business practices.

(iv)    If Borrower Representative so requests in any applicable LC Application, Lender may, in its sole and absolute discretion, agree to issue an LC that has automatic renewal provisions (each, an “Auto-Renewal LC”); provided that, any such Auto-Renewal LC must permit Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such LC) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such LC is issued. Unless otherwise directed by Lender, Borrower Representative shall not be required to make a specific request to Lender for any such renewal. Lender may elect not to renew any auto-renewal LC for any reason, including, (A) Lender has reasonably determined that it would have no obligation at such time to issue such LC in its renewed form under the terms hereof (by reason of the provisions of Section 2.5(a)(i) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the Nonrenewal Notice Date (1) that beneficiary has elected not to permit such renewal, or (2) that one or more of the applicable conditions specified in Section 5 is not then satisfied.

(b)    Drawings and Reimbursements.

(i)    Upon receipt from the beneficiary of any LC of any notice of a drawing under such LC, Lender shall notify Borrower Representative thereof. Not later than 12:00 p.m. on the date of any payment by Lender under an LC (each such date, an “Honor Date”), Borrowers shall reimburse Lender in an amount equal to the amount of such drawing. If Borrowers fail to so reimburse Lender by such time, Borrowers shall be deemed to have requested a Loan under the Revolving Credit Facility to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Loans, but subject to the conditions set out in Section 5 (other than the delivery of a Loan Request). Any notice given by Lender pursuant to this Section 2.5(b)(i) may be given by telephone if immediately confirmed in writing; provided that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Loan because the conditions set out in Section 5 cannot be satisfied, there are not sufficient available funds under the Revolving Credit Facility, or for any other reason, Borrowers shall be deemed to have incurred from Lender an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate for the Revolving Credit Facility.

(c)    Obligations Absolute. The obligation of Borrowers to reimburse Lender for each drawing under each LC and to repay each LC Borrowing shall be absolute, unconditional, and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances. Borrower Representative shall promptly examine a copy of each LC and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower Representative’s instructions or other irregularity, Borrower Representative will immediately notify Lender. Borrowers shall be conclusively deemed to have waived any such claim against Lender and its correspondents, unless such notice is given as aforesaid.

(d)    Cash Collateral.

(i)    Upon the request of Lender, if (A) Lender has honored any full or partial drawing request under any LC and such drawing has resulted in an LC Borrowing, or (B) as of the Revolving Credit Termination Date, any LC for any reason remains outstanding and partially or wholly undrawn, Borrowers shall immediately Cash Collateralize the then outstanding LC Exposure.

(ii)    If LCs are to be outstanding after the Revolving Credit Termination Date, not later than ten (10) Business Days before the Revolving Credit Termination Date, Borrowers shall Cash Collateralize the LC Exposure for each such LC.

(iii)    Each Borrower hereby grants to Lender a security interest in and Lien upon all such Cash Collateral, deposit accounts containing such Cash Collateral and all balances therein and all proceeds of the foregoing. All such Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts under the sole dominion and control of Lender.

(e)    Applicability of ISP98 and UCP. Unless otherwise expressly agreed by Lender and Borrowers when an LC Credit Extension is made, (i) the ISP98 shall apply to each standby LC, and (ii) the Uniform Customs shall apply to each documentary LC.

(f)    Provisions Regarding Electronic Issuance of Letters of Credit. Lender may adopt procedures pursuant to which Borrower Representative may request the issuance of LCs by electronic means and Lender may issue LCs based on such electronic requests. Such procedures may include Borrower Representative entering into the LC Applications electronically. All the procedures, actions and documents referred to in the two preceding sentences are referred to as “Electronic Applications”. Each Borrower holds Lender harmless with respect to actions taken by Lender based upon Electronic Applications and further agrees to be bound by all the terms and provisions contained in the LC Applications, including, without limitation, the terms and provisions of the LC Applications contained on the reverse side of the paper copies thereof, including the release and indemnification provisions contained therein.

2.6    Reduction of Revolving Commitment Amount. Borrowers shall have the right, upon notice to Lender, to permanently terminate or reduce the aggregate unused amount of the Revolving Committed Amount at any time and from time to time; provided that (a) such notice must be received by Lender not later than noon five (5) Business Days prior to the date of termination or reduction, (b) each partial reduction shall be in an aggregate amount at least equal to $250,000 and in integral multiples of $50,000 above such amount, (c) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the aggregate outstanding Revolving Credit Exposure, and (d) Borrowers shall pay to Lender all fees due in respect of the reduced portion of the Revolving Committed Amount and all accrued and unpaid interest on any portion of the Revolving Principal Amount being repaid in connection with such reduction or termination. Any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated, provided that, a notice of termination or reduction of the Revolving Committed Amount delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or upon termination of this Agreement, in which case such notice may be revoked by the Borrowers (by written notice to the Lender on or prior to the specified effective date) if such condition is not satisfied.

2.7    Increase of Revolving Committed Amount.

(a)    Upon reasonable prior written notice to Lender, Borrower Representative may from time to time request an increase in the Revolving Committed Amount over the then-applicable Revolving Committed Amount; provided that, (i) any such increase shall be in a minimum aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, and (ii) after giving effect to any and all such increases, the Revolving Committed Amount may not exceed, in the aggregate, $20,000,000. At the time of sending such notice, Borrower Representative shall specify the time period within which Lender is requested to respond (which shall in no event be less than twenty (20) Business Days (or such earlier date as Lender may approve) from the date on which Lender receives such notice). Lender shall notify Borrower Representative within such time period whether or not it will agree to increase the Revolving Committed Amount (it being understood and acknowledged that Lender has no binding commitment to provide such increased credit unless and until such time as it has obtained formal credit approval for same in accordance with its policies and procedures and has properly documented such increase pursuant to written documentation in Proper Form, and any such increase is in the Lender’s sole discretion).

(b)    If the Revolving Committed Amount is increased in accordance with this Section 2.7, Lender and Borrower Representative shall determine the effective date of such increase (the “Increase Effective Date”). As a condition precedent to such increase, Borrowers shall deliver to Lender (i) a certificate of Borrower Representative dated as of the Increase Effective Date signed by a Responsible Officer of Borrower Representative (A) certifying and attaching the resolutions adopted by each Borrower’s Board of Directors approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, the representations and warranties contained in this Agreement and in the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date (except to the extent that the representations and warranties speak to a specific date, and except for any such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) and no Default has occurred and is continuing, and (ii) a Compliance Certificate demonstrating pro forma compliance with the covenants set forth in Section 10 after giving effect to such increase.

SECTION 3     TERMS OF PAYMENT.

3.1    Notes and General Payment Terms.

(a)    The Loans under the Revolving Credit Facility shall be evidenced by this Agreement and the Revolving Note.

(b)    Borrowers must make each payment on the Obligations, without offset, counterclaim or deduction, in Dollars to Lender’s Office and in funds that will be available for immediate use by Lender by 2:00 p.m. on the day due. Payments received after such time (and payments received on a day which is not a Business Day) will be deemed received on the next Business Day but interest shall continue to accrue during such period.

(c)    If any payment or prepayment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

3.2    Revolving Credit Facility.

(a)    Interest Payments. Accrued and unpaid interest on the Revolving Principal Amount is due and payable in arrears on the fifth (5th) day of each month, beginning August 5, 2023, and continuing thereafter until the Revolving Credit Termination Date.

(b)    Principal Payments. The Revolving Principal Amount, all accrued and unpaid interest thereon, and all other Obligations then outstanding, are due and payable on the Revolving Credit Termination Date.

3.3    Interest. Except as otherwise provided in this Agreement:

(a)    Subject to Section 3.11, all Loans shall accrue interest at an annual rate equal to the lesser of (i) the sum of Term SOFR for the applicable Interest Period plus the Applicable Margin, and (ii) the Maximum Rate.

(b)    Each change in SOFR, Term SOFR, the Base Rate, the Maximum Rate, or any other applicable Benchmark, is effective as of the date of such change without notice to any Borrower or any other Person. An increase or change in the interest rate in effect under this Agreement will result in an increase or change in the amount of each payment scheduled after the date of the applicable increase or change. Neither the failure by Lender to exercise, nor any delay by Lender in exercising, the right to increase the interest rate in effect under this Agreement according to this Section 3.3 shall be construed as a waiver of the right to exercise such right at any time.

3.4    Default Rate or Increased Rate.

To the extent permitted by Law, after the occurrence and during the continuance of a Default, at the election of Lender (which election may be retroactive to the date such Default first occurred) or automatically upon any Default under Section 11.4 or 11.5, the Obligations shall accrue interest at an annual rate equal to the lesser of (i) the Default Rate and (ii) the Maximum Rate, until all past due amounts are paid (whether payment is made before or after entry of a judgment or the Default is otherwise cured or waived). Subject to Section 3.7, if a Default has occurred and is continuing, Lender may, in its sole discretion, to the extent permitted by Law, add accrued and unpaid interest to the Revolving Principal Amount and such amount will accrue interest until paid at the applicable interest rate. During the existence of a Default, interest payable at the Default Rate shall be payable from time to time on written demand from Lender to Borrower Representative.

3.5    Interest Calculations. Interest on Loans, LC Borrowings, and all fees and other amounts due under the Loan Documents will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 360 days (unless computation would result in an interest rate in excess of the Maximum Rate, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be); provided that, interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 or 366 days, as the case may be. All interest rate determinations and calculations by Lender are conclusive and binding, absent manifest error.

3.6    Order of Application.

(a)    All payments and prepayments shall be applied as specified in this Agreement.

(b)    All monies received by Lender from the exercise of remedies under this Agreement or the Loan Documents shall be applied in the order and manner elected by Lender in its sole discretion.

(c)    If the application of any other payment is not specified in this Agreement, then it shall be applied in the following order: (i) first, to all fees, expenses, late charges, collection costs, and other charges, costs and expenses for which Lender has not been paid or reimbursed under the Loan Documents; (ii) second, accrued and unpaid interest on the Revolving Principal Amount; (iii) third, to Cash Collateralize LC Exposure until all the LC Exposure is Cash Collateralized; (iv) fourth, to the remaining Revolving Principal Amount in the order Lender elects; (v) fifth, to the Cash Management Liabilities and Hedge Liabilities of any Company under a Hedge Agreement with a Secured Hedge Provider (other than Excluded Hedge Liabilities), and (vi) sixth, to the remaining Obligations in the order and manner Lender deems appropriate in its sole discretion.

3.7    Maximum Rate. It is the intention of the parties to comply with applicable usury laws. The parties agree that the total amount of interest contracted for, charged, collected or received by Lender under this Agreement shall not exceed the Maximum Rate. Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full, (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rates had at all times been in effect, and (d) if Lender ever charges or receives anything of value which is deemed to be interest under applicable Law, and if the occurrence of any event, including acceleration of maturity of obligations owing to Lender, should cause such interest to exceed the Maximum Rate, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid Revolving Principal Amount under this Agreement (or any other indebtedness owed to Lender by any Borrower), and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to Borrowers. Chapter 346 of the Finance Code shall not be applicable to this Agreement or the indebtedness outstanding hereunder.

3.8    Set off. After the occurrence and during the continuance of a Default, Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply (a) any and all deposits (general or special, time or demand, provisional or final) at any time held by Lender (or its Affiliates), and (b) any other Debt at any time owing by Lender (or any of its Affiliates) to or for the credit or the account of any Company, against the Obligations even if Lender has not made demand under this Agreement and the Obligations are unmatured. Lender agrees to promptly notify the applicable Company after any such set off and application is made; provided that, the failure to give such notice shall not affect the validity of such set off and application. The rights of Lender under this Section 3.8 are in addition to other rights and remedies (including other rights of set off) that Lender may have.

3.9    Debit Account. Each Borrower agrees that the interest and principal payments and any fees due hereunder will be deducted automatically on the due date from such of Borrowers’ accounts with Lender as designated in writing by Borrower Representative. This authorization shall not affect the obligation of Borrowers to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Lender fails to debit such account.

3.10    Increased Cost and Reduced Return.

(a)    If any Change in Law:

(i)    shall subject Lender to any tax, duty, or other charge with respect to Credit Extensions or its obligation to make Credit Extensions, or change the basis of taxation of any amounts payable to it under this Agreement in respect of any such Credit Extensions (other than Excluded Taxes);

(ii)    shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Lender; or

(iii)    shall impose on Lender any other condition (other than Taxes) affecting this Agreement or any of the Credit Extensions, liabilities or commitments under this Agreement;

and the result of any of the foregoing is to increase the cost to Lender of making or maintaining any Credit Extensions or to reduce any sum received or receivable by Lender under this Agreement with respect to any Credit Extensions, then Borrowers shall pay to Lender, within ten (10) Business Days of receipt by the Borrower Representative of demand by the Lender and the statement described in clause (c) below, such amount or amounts as will compensate Lender for such increased cost or reduction.

(b)    If any Change in Law has or would have the effect of reducing the rate of return on the capital of Lender or any Person Controlling Lender as a consequence of its obligations under this Agreement to a level below that which Lender or such Person could have achieved but for such Change in Law, then from time to time, within ten (10) Business Days of receipt by the Borrower Representative of demand by the Lender and the statement described in clause (c) below, Borrowers shall pay to Lender such additional amount or amounts as will compensate Lender or such Person for such reduction.

(c)    If Lender claims compensation under this Section 3.10, Lender shall furnish to Borrower Representative a statement setting out the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error.

(d)    Any failure or delay on the part of Lender to demand compensation pursuant to this Section 3.10 shall not constitute a waiver of Lender’s right to demand such compensation; provided that, Borrowers shall not be required to compensate Lender pursuant to this Section 3.10 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Lender notifies Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.11    Temporary Unavailability of Benchmark; Benchmark Replacement Setting.

(a)    Temporary Unavailability of Benchmark. If the applicable Benchmark has not been provided by the SOFR Administrator (or other applicable Person or Governmental Authority) by 5:00 p.m. (New York City time) on any Observation Date, then such Benchmark will be that published by the SOFR Administrator (or other applicable Person or Governmental Authority) for the first preceding U.S. Government Securities Business Day on which the such Benchmark was published, so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Observation Date (in which case Lender shall be deemed unable to determine such Benchmark for purposes of this Agreement and the provisions set forth below in this Section 3.11 shall apply).

(b)    Benchmark Replacement.

(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Lender may, in consultation with Borrowers, amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at the time specified by Lender. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.11(b)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii)    For the avoidance of doubt, no Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section 3.11.

(c)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower Representative of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Lender will promptly notify Borrower Representative of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.11(e). Any determination, decision or election that may be made by Lender pursuant to this Section 3.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, to the extent expressly required pursuant to this Section 3.11.

(e)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, and without limiting any other provisions of this Agreement, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to subclause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Benchmark Unavailability Period. Upon Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower Representative may revoke any pending request for a SOFR Loan, or a conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans (plus the Applicable Margin) and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans (plus the Applicable Margin) at the end of the applicable Interest Period.

3.12    Taxes.

(a)    Borrowers shall pay any and all stamp and other similar taxes and fees (other than Excluded Taxes) payable or determined to be payable in connection with the execution, delivery, filing, and recording of, or otherwise with respect to, any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agree to hold Lender harmless from and against any and all liabilities with respect to, or resulting from, any delay in paying or omission to pay such taxes and fees.

(b)    If a payment made to Lender hereunder would be subject to U.S. federal withholding tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA, Lender shall deliver to the applicable Borrower at the time or times prescribed by law and at such time or times reasonably requested by such Borrower such documentation prescribed by applicable Law and such additional documentation reasonably requested by such Borrower as may be necessary for such Borrower to comply with its obligations under FATCA and to determine that Lender has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment. This Section 3.12 shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person. In addition, Lender shall deliver to the Borrower Representative, upon the reasonable request of the Borrower Representative, executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax.

(c)    All payments to be made by any Borrower hereunder shall be made in immediately available funds, without setoff, recoupment, deduction, defense or counterclaim and free and clear of, and, except as required by applicable law, without deduction or withholding for or on account of, any present or future income, franchise, excise, stamp or other taxes, levies, imposts, duties or other charges of any kind now or hereafter imposed by any governmental or taxing authority, but excluding Excluded Taxes (such non-excluded items, “Indemnified Taxes”). If, under applicable law, any such Indemnified Taxes are required to be deducted or withheld from any such payment, Borrowers will pay additional interest or will make additional payments in such amounts as may be necessary so that the net amount received by Lender, after withholding or deduction therefor and for any Indemnified Taxes and other taxes on such additional interest or amounts, will be equal to the amount provided for herein. Borrowers hereby agree to indemnify and to hold Lender harmless against, the full amount of Indemnified Taxes, imposed on or paid or payable by Lender, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by Borrowers provided for in this Section 3.12 shall apply and be made whether or not the Indemnified Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Borrowers under the indemnity set forth in this paragraph shall be paid within ten (10) days from the date on which Lender makes written demand therefor. Determinations by Lender pursuant to this paragraph shall be conclusive and binding absent manifest error. Each Borrower agrees to furnish promptly to Lender official receipts evidencing payment of any Indemnified Taxes so withheld or deducted.

(d)    The provisions of this Section 3.12 shall survive the Termination Date.

SECTION 4     FEES AND LATE PAYMENTS.

4.1    Treatment of Fees. To the extent permitted by Law and subject to Section 3.7, the fees described in this Section 4 (a) do not constitute compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement or in any other Loan Document, (c) are payable in accordance with Section 3.1, (d) are non-refundable, (e) are earned fully when paid and will not be subject to refund, except as required by Law, and (f) if not paid when due, accrue interest at the Default Rate.

4.2    Upfront Fees. On the Closing Date, Borrowers shall pay to Lender an upfront fee in respect of the Revolving Credit Facility in the amount of $150,000.00.

4.3    Unused Commitment Fee. Borrowers shall pay to Lender a fee equal to the Unused Commitment Fee Rate for each day during the period of determination multiplied by the amount by which the Revolving Committed Amount on such day exceeds the Revolving Credit Exposure on such day. Such fee shall begin accruing on the Closing Date and shall be due and payable in arrears on the fifth (5th) day of each January, April, July, and October (as well as on the Revolving Credit Termination Date and on any date that the Revolving Committed Amount is reduced) for the quarter period (or portion thereof) then ending, beginning October 5, 2023.

4.4    LC Fees.

(a)    Borrowers shall pay to Lender an LC fee for each standby LC which shall be calculated using a per annum rate equal to the Applicable Margin multiplied by the daily maximum amount available to be drawn under such LC (whether or not such maximum amount is then in effect under such LC), provided that, such fee for any LC shall not be less than $500. Such LC fees shall be non-refundable and shall be payable quarterly in arrears on the fifth (5th) day of each January, April, July, and October.

(b)    Borrowers shall pay to Lender an issuance fee for each LC in an amount equal to 2.00% of the amount of such LC, which fee shall be non-refundable and shall be due and payable upon the issuance thereof, provided that, such fee for any LC shall not be less than $500.

(c)    In addition, Borrowers shall pay directly to Lender the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Lender and any applicable correspondent, advising, and confirming banks relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

4.5    Late Payment Fee. If any payment required under this Agreement, the Revolving Note, or any other Loan Document (other than payment in full which is required at maturity) is not paid within ten (10) days after such payment is due, then, at the option of Lender, and without limiting any other rights of Lender (whether arising under the Loan Documents or otherwise), Borrowers shall pay a late charge equal to five percent (5.0%) of the amount of such payment to compensate Lender for administrative expenses and other costs of delinquent payments. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to Lender.

SECTION 5     CONDITIONS PRECEDENT.

5.1    Conditions to Initial Credit Extensions. This Agreement will become effective once all parties have executed and delivered this Agreement and all Loan Documents. Lender will not be obligated to make the initial Credit Extension until Lender has received all of the items described below or in Schedule 5 (except as otherwise provided in Section 8.17), in each case in Proper Form:

(a)    Executed Loan Documents. Duly executed copies of this Agreement and all other Loan Documents and Security Documents listed on Schedule 5;

(b)    Pledged Equity Interests. To the extent evidenced by certificates or if the same would constitute securities under Article 8 of the UCC, original certificates evidencing all of the Equity Interests constituting Collateral, accompanied with equity transfer powers executed in blank by each of the owners of such Equity Interests;

(c)    Corporate Documents.

(i)    Officer’s Certificate. A certificate of a Responsible Officer of each Loan Party certifying as to the items described in Section 5.1(c)(ii)-(v);

(ii)    Organizational Documents. The Organizational Documents of each Loan Party certified by a Responsible Officer of such Loan Party and reasonably acceptable to Lender;

(iii)    Resolutions. Copies of resolutions of the Governing Body of Borrowers and each other Loan Party approving the transactions contemplated by this Agreement and authorizing certain officers of such Loan Parties to negotiate, execute, and deliver the Loan Documents, certified by a Responsible Officer of each Loan Party to be true and correct and in full force and effect as of the Closing Date;

(iv)    Incumbency. An incumbency certificate of Borrowers and each other Loan Party certified by a Responsible Officer of each Loan Party to be true and correct as of the Closing Date;

(v)    Good Standing. Copies of certificates of good standing, existence, or their equivalent with respect to Borrowers and each Loan Party, certified as of a recent date by the appropriate Governmental Authority of the state of its organization; and

(vi)    Tax Identification Number. The tax identification number of each Loan Party;

(d)    Financial Statements. Copies of such financial statements and other financial information regarding the Loan Parties as Lender may reasonably request;

(e)    Payoff Letters and Lien Releases. A customary payoff letter and lien release, executed by each Person that is owed any Debt by any Company (other than Permitted Debt);

(f)    Insurance. Evidence of all insurance policies required by Section 8.6, together with additional insured, mortgagee, and lender loss payable endorsements (or drafts or forms thereof), as applicable, in favor of Lender with respect to all insurance policies covering Collateral;

(g)    UCC Searches. A Uniform Commercial Code search showing all financing statements and other documents or instruments on file against Borrowers and each other Loan Party;

(h)    Tax Filings. Evidence reasonably satisfactory to Lender that all tax returns of each Loan Party required to be filed have been timely filed (or extensions have been granted) and all Taxes imposed upon any Loan Party that are due and payable have been paid before delinquency;

(i)    Litigation. Evidence reasonably satisfactory to Lender that there is no material Litigation or investigations pending or, to the knowledge of Borrowers, threatened in writing against Borrowers which have not been disclosed to Lender in writing and which would have or would reasonably be expected to have a Material Adverse Effect or which are otherwise reasonably acceptable to Lender;

(j)    [Reserved.]

(k)    Representations and Warranties. All of the representations and warranties contained in Section 7 shall be true and correct in all material respects (except for any such representations and warranties that are qualified by Material Adverse Effect or materiality, which shall be true and correct in all respects);

(l)    Material Adverse Effect. Since September 30, 2022, no Material Adverse Effect has occurred;

(m)    Closing Certificate. A certificate or certificates executed by a Responsible Officer of Borrower Representative as of the Closing Date stating that, at the time of and immediately after giving effect to this Agreement, the other Loan Documents, and the consummation of the Transactions that are scheduled to occur on the Closing Date, (i) no Default will exist, (ii) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects on and as of the date made (except for (A) any such representations and warranties that are qualified by Material Adverse Effect or materiality, which shall be true and correct in all respects as of the applicable date, and (B) except to the extent that any such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date), and (iii) the Companies are solvent on a consolidated basis;

(n)    KYC Diligence. At least five (5) Business Days before the Closing Date, all documentation and other information (including, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification) in respect of each Loan Party required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulations, that has been reasonably requested in writing by Lender at least five (5) Business Days before the Closing Date; provided that, in the case of a Beneficial Ownership Certification, upon the request of Lender, Borrowers shall return such completed Beneficial Ownership Certification directly to the requesting Lender;

(o)    Fees and Expenses. Payment by Borrowers of all reasonable fees and expenses invoiced by, and owed by it to, Lender and evidence that the costs and expenses (including reasonable attorneys’ fees) have been paid in full by Borrowers; and

(p)    Other. Such other documents, instruments, agreements or information as reasonably requested by Lender.

5.2    Conditions to All Credit Extensions. Lender will not be obligated to make any Credit Extension unless on the applicable Loan Date or LC Credit Extension Date (and after giving effect to the requested Credit Extension): (a) Lender has timely received a Loan Request or LC Application, as applicable; (b) all representations and warranties of the Companies contained herein and in the other Loan Documents are true and correct in all material respects (except (A) any such representations and warranties that are qualified by Material Adverse Effect or materiality, which shall be true and correct in all respects as of the applicable date, and (B) to the extent that any such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); (c) no Material Adverse Event has occurred; and (d) no Default or Potential Default exists or will result from such Credit Extension (whether a funding, issuance, amendment, or renewal). Each Loan Request or LC Application delivered to Lender constitutes the representation and warranty by the Companies that the statements in clauses (b), (c), and (d) above are true and correct in all material respects.

5.3    No Waiver. Each condition precedent in this Agreement (including matters listed on Schedule 5) is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent. Lender may make any Credit Extension without all conditions being satisfied, but such Credit Extension shall not be deemed a waiver of any condition precedent for any other Credit Extension unless Lender waives such condition in writing.

SECTION 6     SECURITY AND GUARANTIES.

6.1    Collateral.

(a)    The complete payment and performance of the Obligations shall be secured by all of the Collateral, including, but not limited to, each Loan Party’s personal property assets (other than Excluded Property) to the extent set forth in the Security Documents. Each Loan Party shall execute all applicable Security Documents necessary to pledge and to grant Liens and security interests in all of the Collateral it owns.

(b)    Each Borrower and each other Loan Party shall pledge to Lender the Equity Interests of each of its Subsidiaries existing on the Closing Date, and for Subsidiaries formed or acquired after the Closing Date, to the extent contemplated in Section 6.6 below.

6.2    Financing Statements. Each Loan Party hereby authorizes Lender to file financing statements, continuation statements, or termination statements (each in Proper Form), or take other action reasonably requested by Lender relating to the Collateral, including any Lien search required by Lender.

6.3    Guaranties. Each Guarantor shall guarantee the complete payment and performance of the Obligations by executing and delivering a Guaranty to Lender on the Closing Date.

6.4    Collateral Agreements. Subject to the grace period set forth in Section 8.17, Borrowers shall use commercially reasonable efforts to cause each landlord of real property leased by any Loan Party, and each warehouseman, processor, consignee, or other Person in possession, control or custody of the books and records, equipment or inventory of any Loan Party, to execute and deliver a Collateral Agreement to Lender; provided that, the requirement to deliver Collateral Agreements shall not apply with respect to (a) (i) inventory or equipment in transit, (ii) inventory or equipment that is being repaired, serviced, equipped or refurbished, (iii) inventory or equipment that is temporarily warehoused for up to 30 days, or (iv) inventory or equipment being used at a customer’s site in the ordinary course of business, or (b) any leased location at which inventory or equipment is kept or stored to the extent that the aggregate value of inventory or equipment stored at (i) any single location is less than $150,000, or (i) all such locations is less than $500,000. Borrowers agree to use commercially reasonable efforts to deliver to Lender, or cause to be delivered to Lender, each such Collateral Agreement for leases or other applicable arrangements entered into after the Closing Date within thirty (30) days after the applicable Loan Party enters into such lease or arrangement.

6.5    Reserves. Lender shall have the right, from time to time, to (a) establish, modify or eliminate Reserves against Eligible Accounts, Eligible Foreign Insured Accounts, Eligible Equipment, Eligible Inventory, and the Borrowing Base in its Permitted Discretion, (b) adjust any of the criteria set out in the definitions of “Eligible Account”, “Eligible Foreign Insured Account”, “Eligible Equipment”, or “Eligible Inventory” or to establish new criteria in its Permitted Discretion, and (c) based on the most recent Collateral Examination, decrease or increase the thresholds and percentages in the definition of “Borrowing Base”.

6.6    Additional Subsidiaries and Real Property.

(a)    Additional Domestic Subsidiaries. Promptly after the creation or acquisition of any Domestic Subsidiary (and, in any event, within thirty (30) days after such creation or acquisition, as such time period may be extended by Lender in its Permitted Discretion) Borrowers shall deliver or cause to be delivered to Lender Security Documents pledging one hundred percent (100%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new Domestic Subsidiary, and cause such Person to (i) become a Borrower or a Guarantor by delivering to Lender a duly executed Guaranty or a supplement or joinder to this Agreement or to an existing Guaranty, as applicable, or such other document as Lender shall deem appropriate for such purpose, (ii) grant a security interest in all Collateral owned by such Subsidiary by delivering to Lender a duly executed supplement to each applicable Security Document or such other document as Lender shall deem appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) deliver to Lender such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (iv) deliver to Lender such updated Schedules to the Loan Documents as requested by Lender with respect to such Person, and (v) deliver to Lender such other documents and certificates as may be reasonably requested by Lender, all in form, content and scope reasonably satisfactory to Lender.

(b)    Additional Foreign Subsidiaries. Borrowers shall notify Lender promptly after any Person becomes a First Tier Foreign Subsidiary, and promptly thereafter (and, in any event, within thirty (30) days after such notification, as such time period may be extended by Lender in its Permitted Discretion), cause (i) the applicable Loan Party to deliver to Lender Security Documents pledging (A) one hundred percent (100%) of the total outstanding Equity Interests of any such new First Tier Foreign Subsidiary which is a pass through entity, or (B) sixty-six percent (66%) of the total outstanding voting Equity Interests and one hundred percent (100%) of any non-voting Equity Interests of any such new First Tier Foreign Subsidiary which is a corporation (a non-pass through entity) and, in each case, a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to Lender such updated Schedules to the Loan Documents as requested by Lender with regard to such Person, and (iii) such Person to deliver to Lender such other documents and certificates as may be reasonably requested by Lender, all in form, content and scope reasonably satisfactory to Lender.

(c)    Real Property Collateral. Borrowers shall, promptly after the acquisition of any owned real property by any Loan Party (and, in any event, within thirty (30) days after such acquisition, as such time period may be extended by Lender in its Permitted Discretion), notify Lender thereof. At any time a Default has occurred and is continuing, upon Lender’s request (and in any event, within one hundred twenty (120) days of such request (as such time period may be extended by Lender, in its Permitted Discretion)), the Loan Parties deliver such mortgages, deeds of trust, title insurance policies, environmental reports, surveys, flood insurance, and other documents and instruments reasonably requested by Lender in order to grant and perfect a first priority Lien (other than Permitted Liens) in favor of Lender on any real property owned by the Companies, all in Proper Form.

6.7    Keepwell. If a Loan Party is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, such Loan Party hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Hedge Liabilities owing by each Non-Qualifying Party under a Hedge Agreement with a Secured Hedge Provider (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Hedge Liabilities of any Company under a Hedge Agreement with a Secured Hedge Provider (provided that, each Qualified ECP Loan Party shall only be liable under this Section 6.7 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.7, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including fraudulent conveyance or fraudulent transfer Laws, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.7 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 6.7 constitute, and this Section 6.7 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each Borrower and each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

6.8    Further Assurances; Collateral. Each Loan Party (at its expense) shall obtain, or cooperate with Lender to obtain, agreements, documents, instruments, and papers (all in Proper Form) as Lender may from time to time reasonably request to attach or preserve the attachment, and to perfect or preserve the perfection and priority, of Lender’s security interests granted under the Loan Documents (including, Collateral Agreements, creditor and mortgagee Subordination Agreements, and Lien release documents). Each Borrower hereby appoints and empowers Lender or its representatives, as its attorney-in-fact, to execute and/or endorse (and file, as appropriate) on its behalf any documents, agreements, papers, checks, financing statements, and other documents which, in Lender’s reasonable discretion, are necessary to be executed, endorsed and/or filed in order to (a) perfect or preserve the perfection and priority of Lender’s security interests granted under the Loan Documents, and (b) collect or realize upon the Collateral or otherwise exercise its rights and remedies under any of the Loan Documents or applicable Law.

SECTION 7     REPRESENTATIONS AND WARRANTIES.

To induce Lender to enter into this Agreement, each Loan Party represents and warrants to Lender and the Secured Parties as follows:

7.1    Existence. Each Loan Party (a) is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized, (b) is qualified to do business and in good standing in all jurisdictions where such qualification is necessary to conduct its business (except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect), (c) has all necessary permits, licenses, franchises, patents, copyrights, trademarks, and rights to conduct its business (except where failure to so have the same would not reasonably be expected to have a Material Adverse Effect), (d) has the necessary corporate, company, or partnership authority to own its assets and conduct its business; and (e) has the requisite power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party.

7.2    Authorization. The execution and delivery by each Loan Party of the Loan Documents to which it is a party, and each Loan Party’s performance of its obligations under the Loan Documents, (a) have been duly authorized by such Loan Party, (b) do not violate any of its Organizational Documents, (c) do not violate in any material respect any Law or Material Agreement by which such Loan Party is bound, (d) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and (e) will not result in the creation or imposition of any Lien on any of its assets or any of its Subsidiaries (other than the Liens securing the Obligations).

7.3    Enforceability. Each Loan Document has been duly executed and delivered to Lender by each Loan Party which is a party to it, and each such Loan Document constitutes a legal, valid, and binding obligation of the Loan Party thereto and is enforceable against such Loan Party in accordance with its respective terms, except as enforceability may be limited by applicable Debtor Relief Laws, other laws of general application relating to the enforcement of creditors’ rights, and general principles of equity.

7.4    Subsidiaries.

(a)    For each Company, Schedule 7.4 sets out, as of the Closing Date, such Person’s name, address, U.S. taxpayer identification number, entity type and jurisdiction of organization, the amount of issued and outstanding Equity Interests of such Person, and (except with respect to Geospace) the names of the owners of its Equity Interests.

(b)    Except as set out on Schedule 7.4, as of the Closing Date, (i) each Company owns, free and clear of Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it in said Schedule in accordance with such Person’s Organizational Documents, (ii) all of the issued and outstanding Equity Interests of each such Person is validly issued, fully paid, and nonassessable, and (iii) there are no outstanding options, warrants or other rights with respect to such Person’s rights in such Equity Interests, other than as disclosed on Schedule 7.4.

(c)    There are no restrictions on the right or ability of any Borrower’s Subsidiaries to pay dividends or make Distributions to such Borrower, except as contemplated by this Agreement and the other Loan Documents.

7.5    Liens. No Lien exists on any asset of any Company, other than Permitted Liens.

7.6    Debt. No Company is an obligor of any Debt, other than Permitted Debt.

7.7    Ownership of Assets. Each Loan Party has (a) indefeasible title to the real property it owns in fee simple, (b) a vested leasehold interest in all of its leased property, and (c) good title to its personal property, except, in each case, for (i) defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to use such properties for their intended purposes, and (ii) Permitted Liens.

7.8    Intellectual Property. Each Company owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business and its use thereof does not infringe on the rights of any Person (and, to Borrower’s knowledge, no claim of infringement has been threatened in writing), other than infringements or claims which could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.

7.9    Place of Business; Real Property. Schedule 7.9 sets out, as of the Closing Date, (a) the location of each Loan Party’s place of business or chief executive office, (b) the location of all of the inventory, equipment or goods for each Loan Party (other than (i) goods on consignment, in transit, or in the possession of a Person under the terms of a contract with a Loan Party or (ii) goods that are being repaired, serviced, equipped or refurbished, goods that are being temporarily warehoused for a period of up to 30 days or goods that are being used at a customer’s site in the ordinary course of business), and (c) all of the real property owned or leased by each Loan Party. The books and records of each Loan Party are located at its place of business or chief executive office.

7.10    Financial Information. No written report, financial statement, certificate or other information furnished by or on behalf of any Company to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that projections by their nature are subject to uncertainties and contingencies, many of which are beyond the control of the Companies, that no assurances can be given that such projections will be realized, and that actual results may differ in a significant manner from such projections). Since the date of the financial statement most recently provided to Lender pursuant to Section 8.1(a), no Material Adverse Event has occurred.

7.11    Compliance with Laws. Each Company is in compliance with all Laws applicable to it or to its property except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.12    Material Agreements. As of the Closing Date, no Loan Party is a party to any Material Agreement or material Funded Debt agreement other than the Loan Documents and the Material Agreements or Funded Debt agreements on Schedule 7.12. No Loan Party is in violation of, or default under, any Material Agreement or Funded Debt obligation to which it is a party except where such violation or default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.13    Litigation. Except as set forth in Schedule 7.13, for each Loan Party, there is no Litigation pending, or to such Loan Party’s knowledge, threatened in writing, involving any Loan Party which (a) purports to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated by the Loan Documents, or (b) would reasonably be expected to have a Material Adverse Effect. There are no outstanding judgments, arbitration awards or unpaid settlement agreements against any Loan Party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.14    Taxes. All material Tax returns of each Company required to be filed have been timely filed (or extensions have been requested and not denied) and all Taxes imposed upon any Company that are due and payable have been paid before delinquency, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserves (or other provision required by GAAP) have been established in accordance with GAAP. As of the Closing Date, no Company knows of any material pending investigation of any Company by any Governmental Authority or of any pending but unassessed material Tax liability of any Company for Taxes not paid prior to delinquency.

7.15    Environmental Matters. Each Company and its properties are in compliance with all applicable Environmental Laws and no Company is subject to any liability or obligation for remedial action thereunder, except, in each case, to the extent that the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Borrower’s knowledge, threatened investigation or inquiry by any Governmental Authority of any Company, or any of their respective properties pertaining to any Hazardous Material that could reasonably be expected to result in a Material Adverse Event. Except in the ordinary course of business and in compliance with all Environmental Laws, (a) there are no Hazardous Materials located on or under any of the properties of any Company that could reasonably be expected to result in a Material Adverse Event, and (b) no Company has caused or permitted any Hazardous Material to be disposed of on or under or released from any of its properties that could reasonably be expected to have a Material Adverse Effect. Each Subsidiary of a Company has obtained all permits, licenses, and authorizations which are required under and by all Environmental Laws, except where failure to so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16    Insurance. The Companies maintain the insurance required under Section 8.6.

7.17    Margin Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Credit Extension will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

7.18    Trade Names. Each Loan Party is in compliance in all material respects with all applicable trade name or “d/b/a” statutes in each state in which such Loan Party does business and except as disclosed on Schedule 7.18, no Loan Party has used or transacted business under any other corporate name, d/b/a, or trade name in the five-year period preceding the Closing Date (including names of all Persons with which any Loan Party has merged or consolidated, or from which any Company has acquired all or a substantial portion of such Person’s assets).

7.19    Transactions with Affiliates. Except as disclosed on Schedule 7.19, no Loan Party is a party to an agreement or transaction with any of its Affiliates other than transactions permitted by Section 9.9.

7.20    ERISA  Each Company has complied in all material respects with all Pension Funding Rules and all other applicable and material requirements of ERISA and the Tax Code, and there are no existing conditions that would reasonably be expected to give rise to material liability thereunder. No ERISA Event exists which is reasonably expected to give rise to a material liability to the Companies. No Company is (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Tax Code, (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Tax Code, or (iv) a “governmental plan” within the meaning of ERISA.

7.21    Labor Matters. There are no collective bargaining agreements covering the employees of any Company and there is not pending, nor (to the knowledge of any Borrower) is there threatened in writing, any strike, walkout, slowdown or work stoppage, or any unfair labor practice complaint or grievance or arbitration proceeding arising out of or under any collective bargaining agreement covering the employees of any Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

7.22    Investment Company Act. No Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.23    Anti-Corruption Laws and Sanctions. Each Company has implemented and maintains in effect policies and procedures designed to ensure compliance by such Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Company and its Subsidiaries and, to the knowledge of such Company, their respective directors, managers, officers and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Company being designated as a Sanctioned Person. None of (a) any Company, any Subsidiary or any of their respective directors, managers, officers or employees, or (b) to the knowledge of any such Company or Subsidiary, any agent of such Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Credit Extension, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

7.24    Patriot Act. No Company (a) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or (b) engages in any dealings or transactions with any such Person. Each Loan Party and its Subsidiaries is in compliance, in all material respects, with the Patriot Act.

7.25    Solvency. The Companies, on a consolidated basis, are solvent, the Companies’ assets, on a consolidated basis, exceed their liabilities, and Borrowers will not be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.

7.26    No Restrictive Agreement. No Loan Party is a party to any Restrictive Agreement, except for the Loan Documents.

SECTION 8     AFFIRMATIVE COVENANTS.

So long as Lender is committed to make any Credit Extension under this Agreement, and thereafter until the Termination Date, each Loan Party covenants and agrees as follows:

8.1    Items to be Furnished. The Loan Parties shall cause the following to be furnished to Lender:

(a)    Annual Financial Statements. No later than 120 days after the last day of each fiscal year of the Companies, commencing with the fiscal year ending September 30, 2023, the audited balance sheet and related statements of income, retained earnings, and cash flows of the Companies, showing the consolidated and consolidating financial condition and results of operations of the Companies as of the end of and for such fiscal year, in each case setting out in comparative form the figures for the previous fiscal year, all reported on by a firm of independent certified public accountants of recognized national or regional standing (without a “going concern” or like qualification or any statement that “substantial doubt” exists as to the ability of any Company to operate as a going concern, other than any such qualification or statement resulting solely from the maturity of the Obligations within one year after the date of such report) and accompanied by a report from such independent certified public accountants confirming that such consolidated financial statements were prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the consolidated financial condition and results of operations of the Companies.

(b)    Interim Financial Statements. Promptly after preparation, and no later than 60 days after the last day of each March, June, and December, commencing with the fiscal quarter ending June 30, 2023, the unaudited balance sheet and related statements of income, retained earnings, and cash flows of the Companies, showing the consolidated and consolidating financial condition and results of operations of the Companies as of the end of and for such period and the then-elapsed portion of the fiscal year, in each case setting out in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer of Borrower Representative as presenting fairly in all material respects the financial condition and result of operations of the Companies on a consolidated (or, in the case of consolidating statements, individual) basis in accordance with GAAP consistently applied.

(c)    Compliance Certificates. Concurrently with the delivery of the financial statements under Sections 8.1(a) or (b) above, commencing with the fiscal quarter ending June 30, 2023, a Compliance Certificate with respect to such financial statements (i) setting out reasonably detailed calculations demonstrating compliance with the financial covenants under this Agreement, and (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect to such Default.

(d)    Borrowing Base Certificates. No later than (i) 45 days after the last day of each month if, as of the last day of such month, the Revolving Credit Exposure is greater than $0.00, commencing with the first such month to occur after the Closing Date, or (ii) to the extent that the requirement in immediately preceding sublclause (i) is not applicable, 60 days after the last day of each March, June, September and December (or, after the occurrence and during the continuance of a Default, more often as Lender shall reasonably request), commencing with the fiscal quarter ending June 30, 2023, (A) a Borrowing Base Certificate as of the last day of such quarter certifying as to the Borrowing Base, and (B) all supporting information for the calculation of the Borrowing Base, including supporting schedules, an inventory listing, an equipment listing, and accounts payable agings and accounts receivable agings for each of the applicable Companies, and such other information as Lender may reasonably request, in each case in form and detail reasonably acceptable to Lender.

(e)    Annual Financial Projections. No later than 90 days after the last day of each fiscal year of Borrowers, a budget and financial projections in Proper Form for the Companies for the immediately following fiscal year which include a consolidated balance sheet and related statements of income, retained earnings, and cash flows.

(f)    Notice of Litigation, Defaults, and Other Material Events. Notice, promptly after any Company receives written notice of, or otherwise obtains actual knowledge of, (i) the institution of any Litigation involving any Company for which the monetary amount at issue is greater than $1,000,000, individually, or $2,500,000 in the aggregate, (ii) the institution of any Litigation involving any Company which seeks equitable or injunctive relief, (iii) any liability or alleged liability under any Environmental Law arising out of, or directly affecting, the properties or operations of such Company, or any Guarantor which would reasonably be expected to result in a Material Adverse Effect, (iv) any substantial dispute with any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect, (v) the occurrence of any Material Adverse Event, (vi) any claim, action or proceeding challenging an Lien granted by a Company to Lender or affecting title to all or any material portion of the Collateral, and (vii) a Default specifying the nature thereof and what action each Company has taken, is taking, or proposes to take.

(g)    Notice of Changes by a Loan Party. At least 10 days’ prior written notice (or such shorter period as may be approved in writing by Lender) of (i) any proposed relocation of any Loan Party’s chief executive office or principal place of business (except in an emergency situation, in which case Borrower Representative shall give notice as soon as practicable after such relocation), (ii) any proposed relocation of the place where a Loan Party’s books and records are kept, (iii) a change of any Loan Party’s name, jurisdiction of organization, or type of organizational structure, (iv) any proposed relocation of any of the books and records of the Loan Party or any goods with a value in excess of $150,000, individually, or $500,000 in the aggregate (other than with respect to goods in transit, temporary warehousing for up to 30 days, goods that are being repaired, serviced, equipped or refurbished, goods that are being used at a customer’s site in the ordinary course of business, sales of inventory in the ordinary course of business, or the sale of other Collateral to the extent permitted by the Credit Agreement) to a location other than those set out on Schedule 7.9, and (v) any Acquisition or creation of a Subsidiary by any Loan Party, or that any Person has become a Subsidiary of any Loan Party. Nothing in this clause (g) shall be deemed or construed to authorize the Acquisition of any Person.

(h)    Beneficial Ownership. Prompt notification (i) of any change in the direct or indirect ownership interests in any Loan Party as reported in the Beneficial Ownership Certification or other similar certification provided to Lender on or prior to the Closing Date (the “Closing Certification”), and (ii) if the Person or Persons with significant managerial responsibility identified in the Closing Certification cease to have that responsibility or if the information reported about any such Person changes. Each Borrower hereby agrees to provide such information and documentation as Lender may reasonably request in order to confirm or update the continued accuracy of the information provided in connection with the Closing Certification, any other Beneficial Ownership Certification delivered in connection herewith, and any updates or supplements to any of the foregoing.

(i)    General Information. Promptly, upon reasonable request by Lender, such other information and documents not otherwise required to be furnished under the Loan Documents respecting the business affairs, assets and liabilities of the Companies.

8.2    Keeping Books and Records. Each Loan Party will maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

8.3    Inspections; Collateral Examinations; Appraisals. The Companies will permit, and will cause each Loan Party to permit, Representatives of Lender:

(a)    at any reasonable time upon reasonable advance notice (unless a Default has occurred and is continuing, in which case no such advance notice shall be required) and during the applicable Company’s normal business hours, to examine and make copies of the books and records of, and visit and inspect the properties or assets of any Company and to discuss the business, operations, and financial condition of any such Persons with their respective officers and employees and with their independent certified public accountants, provided that, such visits and inspections may occur no more frequently than once during each fiscal year of the Companies (unless a Default has occurred and is continuing, in which case Lender may conduct additional visits and inspections at its discretion);

(b)    to conduct Collateral Examinations at the Companies’ expense once during each fiscal year within 30 days prior to each anniversary of the Closing Date (or such other date during such year as may be elected by Lender in its Permitted Discretion), provided that, if a Default has occurred and is continuing, if Lender is so required by applicable Laws or pursuant to regulatory requirements, or if market conditions have changed materially (as determined by Lender in its Permitted Discretion), Lender may request and conduct additional Collateral Examinations at the Companies’ expense; and

(c)    to obtain appraisals, the Companies’ expense, of the Companies’ inventory and equipment once during each fiscal year within 30 days prior to each anniversary of the Closing Date (or such other date during such year as may be elected by Lender in its Permitted Discretion), provided that, if a Default has occurred and is continuing, if Lender is so required by applicable Laws or pursuant to regulatory requirements, or if market conditions have changed materially (as determined by Lender in its Permitted Discretion), Lender may request and conduct additional appraisals at the Companies’ expense.

8.4    Maintenance of Existence, Assets, and Business. Each Company will (a) maintain its existence and good standing in its state of organization and its authority to transact business and good standing in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing where failure to do so would reasonably be expected to have a Material Adverse Effect, (b) maintain all permits, licenses, franchises, patents, copyrights, trademarks and trade names, or rights necessary for its business where failure to do so would reasonably be expected to have a Material Adverse Effect, and (c) subject to Dispositions permitted under Section 9.4, keep all of its assets that are necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements. In the event any claim is asserted in respect of any Collateral (other than Permitted Liens) or Lender’s Lien on such Collateral, the applicable Company shall appear in and defend any such action or proceeding at Borrower’s reasonable expense. In the event of any default by any Company or any other party under or in connection with any material portion of the Collateral, the Companies will immediately use commercially reasonable efforts to remedy the same or immediately demand that the same be remedied.

8.5    Taxes. Each Company will promptly pay before they are delinquent and all Taxes, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted and against which reserves (or other provision required by GAAP) have been established in accordance with GAAP.

8.6    Insurance. Each Company shall maintain insurance reasonably satisfactory to Lender with financially sound and reputable insurance companies. The insurance policies must each be in Proper Form and, unless otherwise accepted by the Lender, must (a) cover damage to the tangible property comprising the Collateral (including loss of use and occupancy), and must be for the full replacement cost of the Collateral, (b) include flood insurance coverage with respect to any real property that is at any time located in an identified “flood prone area” in which flood insurance has been made available pursuant to the Flood Disaster Protection Act of 1973, (c) include commercial general liability insurance (including coverage for premises/operations liability, explosion, collapse and underground hazards liability, personal injury liability, and workers’ compensation), (d) include umbrella/excess liability coverage in excess of commercial general liability insurance, (e) cover such other risks as are usually insured against by Persons engaged in business similar to the Companies’ businesses, (f) for any casualty policies, name Lender as a mortgagee and lender loss payee and include a lender’s loss payable endorsement in favor of Lender in Proper Form, (g) for any liability policies, name Lender as an additional insured and include an additional insured endorsement in favor of Lender, (h) include a waiver of subrogation, (i) be primary and non-contributory, and (j) provide for at least thirty (30) days’ (or, in the case of non-payment of any premium, ten (10) days’) prior notice to Lender of any cancellation thereof. Upon Lender’s request, each Company shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force. If any Company or any other Loan Party fails to maintain the required insurance, Lender may arrange for the insurance to be issued at the Companies’ cost and expense.

8.7    Compliance with Laws. Each Company will comply, and will cause each other Loan Party to comply, with all Laws applicable to it or its property, except in such instances in which the failure to comply could not reasonably be expected to result in a Material Adverse Event.

8.8    Compliance with Agreements. Each Company will comply, and will cause each other Loan Party to comply, with all Material Agreements and all agreements relating to Funded Debt of each such Borrower and other Loan Party, except to the extent failure to comply could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Event.

8.9    Lien Claims, Etc.. Each Company will pay or discharge, and will cause each other Loan Party to pay or discharge, at or before maturity or before becoming delinquent all material lawful claims for labor, material, and supplies, which, if unpaid, would become a Lien upon any of its property; provided that no Company shall be required to pay or discharge any such claims which are being contested in good faith by appropriate proceedings diligently pursued and for which such Company has set aside on its books adequate reserves against such claims.

8.10    Environmental Laws. Each Company shall conduct its business so as to comply with all applicable Environmental Laws and shall promptly take corrective action to remedy any violation of any Environmental Law, except, in each case, where failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Event.

8.11    ERISA. Each Company will comply, and will cause each other Loan Party to comply, with all Pension Funding Rules, and all other material requirements, of ERISA and the Tax Code, if applicable, so as not to give rise to any ERISA Event which is reasonably expected to result in a material liability to the Companies, and shall, if an ERISA Event occurs, promptly pay the amount of the applicable liability.

8.12    Conduct Business. Each Company will continue to engage in the primary business conducted by the Company as of the Closing Date and will not engage in any line of business materially different from those lines of business conducted by the Companies on the Closing Date or any business reasonably related or incidental thereto.

8.13    Banking Relationship. Each Loan Party shall establish and maintain, and shall cause each other Loan Party to establish and maintain, its primary domestic banking depository relationships with Lender.

8.14    Use of Proceeds. Each Borrower will use the proceeds of the Revolving Credit Facility for working capital, to pay fees and expenses incurred in connection with the Transactions, and for other general corporate purposes.

8.15    Payment of Obligations and Expenses.

(a)    Each Company unconditionally and irrevocably covenants that it will promptly pay the principal of, interest on, and any other amount due on the Obligations in the amounts, on the dates and in the manner provided herein and each other document evidencing the Obligations.

(b)    Each Company shall promptly pay within ten (10) Business Days after written demand therefor (i) all reasonable and documented costs, fees, and expenses paid or incurred by Lender (including those incurred under Section 6) in connection with the negotiation, preparation, delivery and execution of any Loan Document, and any related or subsequent amendment, waiver, or consent (including in each case, the reasonable and documented fees and expenses of Lender’s counsel), (ii) all reasonable and documented due diligence, closing, and post-closing costs including filing fees, recording costs, lien searches, corporate due diligence, third-party expenses, surveys (if required), appraisals (if required), title insurance (if required), environmental surveys, Collateral Examinations, and other related due diligence, closing and post-closing costs and expenses, and (iii) all and documented costs, fees and expenses of Lender incurred in connection with the negotiation, workout, or restructure under the Loan Documents, the enforcement of the Loan Documents or the exercise of any rights arising under the Loan Documents, and any action taken in connection with any Debtor Relief Laws (including, in each case, the reasonable and documented fees and expenses of Lender’s counsel), all of which shall be a part of the Obligations and shall accrue interest, if not paid within ten (10) Business Days after written demand therefor, at the Default Rate until repaid (but, in the case of costs, fees and expenses incurred in connection with Collateral Examinations, subject to the limitations set forth in Section 8.3).

(c)    Lender may, but shall not be obligated to, advance funds (or otherwise pay the costs) which Lender, in its Permitted Discretion, determines are necessary or helpful to preserve any Collateral, any Lien in favor of Lender, or any claim, right, or interest beneficial to Lender or its rights under this Agreement or any other Loan Document. All such funds advanced or costs paid shall become part of the Obligations, shall be payable upon demand, and shall accrue interest at the Default Rate if not paid within ten (10) Business Days after written demand therefor until the date paid.

8.16    Further Assurances. Each Company will execute and deliver, and will cause each other Loan Party to, promptly upon the request of Lender, (a) correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register, and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to (i) the fullest extent permitted by applicable Law, subject any Loan Party’s properties, assets, rights or interest to the Liens now or hereafter intended to be covered by any of the Security Documents, (ii) perfect and maintain the validity, effectiveness, and priority of any of the Security Documents and any of the Liens intended to be created thereunder, and (iii) assure, convey, grant, assign, transfer, preserve, protect, and confirm more effectively unto Lender the rights granted or hereafter intended to be granted to Lender under any Loan Documents or under any other instrument executed in connection with the Loan Documents to which any Loan Party is or is to be a party. Because each Company agrees that Lender’s remedies at Law for failure of Borrowers to comply with the provisions of this Section 8.16 would be inadequate and that failure would not be adequately compensable in damages, each Company agrees that the covenants of this Section 8.16 may be specifically enforced.

8.17    Post-Closing Covenants.

(a)    Not later than sixty (60) days after the Closing Date (or such later date as may be approved in writing by Lender in its Permitted Discretion), and at all times thereafter, the Loan Parties shall comply with Section 6.4.

(b)    Not later than sixty (60) days after the Closing Date (or such later date as may be approved in writing by Lender in its Permitted Discretion), Borrower shall deliver to Lender (i) a Collateral Examination with respect to the Loan Parties and (ii) appraisals of the Loan Parties’ inventory and equipment.

SECTION 9     NEGATIVE COVENANTS.

So long as Lender is committed to make any Credit Extension under this Agreement, and thereafter until the Termination Date, each Loan Party covenants and agrees as follows:

9.1    Debt. No Company may create, incur, assume, guarantee, or permit any Debt except Permitted Debt.

9.2    Liens. No Company may create, incur, or permit any Lien upon any of its assets, except Permitted Liens.

9.3    Acquisition, Mergers, and Dissolutions. No Company may (whether in one transaction or a series of transactions) (a) except for transactions solely between or among Loan Parties, make any Acquisition, (b) except for transactions solely between or among the Companies, merge, combine, divide, or consolidate with any other Person, provided that, if a Borrower is a party to any such transaction, a Borrower shall be the survivor of such transaction, and if any Loan Party is a party to any such transaction with a Person that is not a Loan Party, such Loan Party shall be the survivor of such transaction, (c) except for transactions solely between or among Loan Parties, acquire all or any substantial portion of the assets of any other Person, provided that, if a Borrower is a party to any such transaction, a Borrower shall be the transferee of such assets, (d) liquidate, wind up or dissolve (or suffer any liquidation or dissolution); provided that, (i) any Company that is not a Borrower may liquidate, wind up or dissolve so long as any assets it owns are transferred to another Company, and (ii) any Loan Party that is not a Borrower may liquidate, wind up or dissolve so long as any assets it owns are transferred to another Loan Party, or (e) create or establish any Subsidiaries, unless such transaction is otherwise permitted under this Agreement and the applicable Company timely complies with Section 6.6.

9.4    Disposition of Assets. No Company may make any Disposition other than (a) Dispositions of assets in the ordinary course of business which are obsolete or worn out, are no longer used in such Company’s business, or which such Company has determined are no longer needed to operate it business, (b) Dispositions of inventory in the ordinary course of business, (c) the Disposition of delinquent accounts in the ordinary course of business for purposes of collection, (d) Dispositions of property by any Company to another Company or to a wholly-owned Subsidiary; provided that, (i) if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party and must timely comply with Section 6, and (ii) if a Borrower is a party to any such transaction, a Borrower shall be the transferee of such assets, (e) the leasing, subleasing or licensing of assets in the ordinary course of business, (f) the Disposition of Cash Equivalents in the ordinary course of business for fair market value, (g) any transaction permitted under Sections 9.3, 9.5, or 9.6, and (h) other Dispositions of assets so long as the aggregate fair market value of all assets disposed of pursuant to this Section 9.4(h) does not exceed $1,000,000 in any fiscal year.

9.5    Restricted Payments. No Company may make any Restricted Payment other than (a) Distributions made by a Company wholly in the form of its Equity Interests, (b) Distributions (i) to a Loan Party or (ii) by a Subsidiary of a Loan Party to another Subsidiary of a Loan Party; provided that, no Distributions pursuant to this clause (b) may be made by (A) Loan Parties to Companies that are not Loan Parties or (B) Borrowers except to other Borrowers, (c) Restricted Payments permitted under Section 9.14, and (d) cash Distributions not otherwise permitted hereunder that are made by Geospace to the owners of its Equity Interests, provided that, with respect to any Distribution pursuant to this clause (d), (i) Borrowers have delivered a Compliance Certificate to Lender giving pro forma effect to such Distribution and the funding of any Loans to be made in connection therewith and (ii) at the time of and immediately after giving pro forma effect to any such Distribution and the funding of any Loans to be made in connection therewith, no Default has occurred and is continuing or will result therefrom.

9.6    Investments. No Company may make any advance, loan or extension of credit to any Person (including any employee, officer, manager, or director of any Company) or any investment in, or purchase or commit to purchase any Equity Interests in, any Person, other than Permitted Investments.

9.7    Accounting and Fiscal Year. No Company will make any change in accounting treatment or reporting practices, except as required or permitted by GAAP. As of the Closing Date the fiscal year end of the Companies is September 30. No Company may change its fiscal year end from September 30.

9.8    Change of Business. No Company will enter into any line of business which is materially different from the business in which such Loan Party is engaged as of the Closing Date and businesses that are reasonably related or incidental thereto.

9.9    Transactions with Affiliates. Except as disclosed on Schedule 7.19, no Company will enter into or permit to exist any transaction, arrangement or contract (including any lease or other rental agreement) with any of its Affiliates other than (a) transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate, and (b) Restricted Payments made, and other transactions undertaken, in accordance with Section 9.5, 9.6 or 9.14.

9.10    Hedge Agreements. No Company will enter into any Hedge Agreement other than Hedge Agreements (a) with a Secured Hedge Provider, and (b) entered into solely for interest rate hedging in the ordinary course of business and not for speculative purposes.

9.11    Compliance with Government Regulations. No Company will (a) at any time be in violation of any Anti-Corruption Law or applicable Sanctions if such Company’s violation of such Anti-Corruption Laws or Sanctions would result in (i) any Lender being prohibited from making any Credit Extension to any Company, (ii) any limitation on the ability of any Lender to make a Credit Extension to any Company, or (iii) any Lender being prohibited from otherwise conducting business with any Company, or (b) fail to provide documentary and other evidence of any Company’s identity as may be reasonably requested by Lender at any time to enable Lender to verify such Company’s identity or to comply with any applicable Anti-Corruption Laws or Sanctions, including Section 326 of the Patriot Act.

9.12    Organizational Documents. No Company may modify, repeal, replace or amend any provision of its Organizational Documents in any manner, other than modifications that could not reasonably be expected to be materially adverse to Lender. If as of the Closing Date a Company has not “opted in” to Article 8 of the applicable Uniform Commercial Code and thereby elected to have its Equity Interests treated as securities for purposes of the applicable Uniform Commercial Code, such Company may not “opt in” to Article 8 of the applicable Uniform Commercial Code without the prior written consent of Lender.

9.13    Assignment. No Company may assign or transfer any of its rights, duties or obligations under any of the Loan Documents.

9.14    Payment and Prepayment of Certain Debt. No Company may prepay, repay, repurchase, redeem or defease all or any portion of any Subordinated Debt except in accordance with this Agreement and the applicable Subordination Agreement.

9.15    Restrictive Agreement. No Company may enter into any Restrictive Agreement, other than the Loan Documents.

SECTION 10     FINANCIAL COVENANTS.

So long as Lender is committed to make any Credit Extension under this Agreement, and thereafter until the Termination Date, each Loan Party covenants and agrees as follows:

10.1    Minimum Interest Coverage Ratio. The Interest Coverage Ratio may not at any time be less than 1.50 to 1.00. The covenant set forth in this Section 10.1 shall be calculated and tested as of the last day of each March, June, September, and December, commencing September 30, 2023, provided that, unless (a) the LC Exposure is greater than $1,000,000, or (b) the Revolving Principal Amount is greater than $0.00, as of any such day, then such covenant set forth in this Section 10.1 shall not be calculated or tested.

10.2    Minimum Tangible Net Worth. Tangible Net Worth may not at any time be less than $100,000,000. The covenant set forth in this Section 10.2 shall be calculated and tested as of the last day of each March, June, September, and December, commencing September 30, 2023.

10.3    Minimum Liquidity. Liquidity may not at any time be less than $5,000,000. The covenant set forth in this Section 10.3 shall be calculated and tested as of the last day of each March, June, September, and December, commencing September 30, 2023.

10.4    Minimum Current Ratio. The Loan Parties shall not at any time permit the ratio of (a) consolidated current assets of the Companies, to (b) consolidated current liabilities of the Companies, to be less than 2.00 to 1.00. For purposes of this calculation, (i) “current assets” shall (A) include, as of the date of calculation, the positive difference (if any) of the Revolving Credit Limit minus the Revolving Credit Exposure, provided that, (1) if a Default has occurred and is continuing, such amount determined pursuant to this subclause (A) shall be deemed to be zero, and (2) if the Revolving Credit Exposure exceeds the Revolving Credit Limit, current assets shall be reduced by the amount of such excess, and (B) exclude non-cash assets under FAS 133 and 143, and (ii) current liabilities shall exclude (A) as of the date of calculation, the current portion of long-term Debt existing under this Agreement, and (B) non-cash obligations under FAS 133 and 143. The covenant set forth in this Section 10.4 shall be calculated and tested as of the last day of each March, June, September, and December, commencing September 30, 2023.

SECTION 11     DEFAULT.

The term “Default” means the occurrence of any one or more of the following events:

11.1    Payment of Obligations. The failure of any Loan Party to pay (a) any portion of the Revolving Principal Amount on the scheduled date due, (b) scheduled payments of interest within three (3) Business Days after they become due and payable under the Loan Documents, or (c) any other portion of the Obligations, including fees payable under Section 4 and expenses under Section 8.15, within ten (10) Business Days of the date when it becomes due and payable.

11.2    Covenants. The failure of any Company to punctually and properly perform, observe and comply with:

(a)    Any covenant, agreement, or condition contained in Sections 6.1, 6.5, 6.6, 6.7, 8.1, 8.4(a) (with respect to existence of any Loan Party only), 8.6 (the first sentence thereof with respect to maintenance only), 8.14, 9 or 10, or

(b)    Any other covenant, agreement, or condition contained in any Loan Document (other than the covenants to pay the Obligations as set out in Section 11.1 above, the covenants in clause (a) preceding and as set out below in this Section 11), and such failure continues for thirty (30) days.

11.3    Inaccuracy of Representations. Any representation or warranty made or deemed made by any Loan Party (or any of their respective officers) in this Agreement, any other Loan Document, or in any amendment of this Agreement or any other Loan Document, or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement, any other Loan Document, or in any amendment of this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed to have been made.

11.4    Insolvency – Voluntary Proceedings. Any Loan Party shall (a) voluntarily commence any proceeding or file any petitions seeking liquidation, reorganization, or other relief under any Debtor Relief Law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 11.5 below, (c) apply for or consent to an appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for such Loan Party or for a substantial part of its assets, (d) file an answer admitting to one or more material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors, or (f) take any corporate or other action for the purpose of effecting any of the foregoing.

11.5    Insolvency – Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization, or other relief in respect of any of the Loan Parties, any of their respective debts, or a substantial part of their respective assets, under any Debtor Relief Law now or hereafter in effect, or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for any Loan Party, or for a substantial part of any such Person’s assets, and, in each such case, such proceeding, petition or appointment shall continue undismissed for sixty (60) days or an order or a decree approving or ordering any of the foregoing shall be entered.

11.6    Insolvency. Any Loan Party shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due.

11.7    Judgments. There is entered against any Loan Party (a) a final non-appealable judgment or arbitration award for the payment of money in the amount exceeding $1,500,000 (individually or in the aggregate and net of applicable insurance if the insurer has accepted coverage), or (b) one or more non-monetary final non-appealable judgments that would reasonably be expected to be, individually or in the aggregate, a Material Adverse Event, and, in either case enforcement of such judgment or award is not stayed or is otherwise not paid in full by such Company within thirty (30) days after the entry of such final order or award.

11.8    Default Under Other Agreements.

(a)    Any Loan Party fails to pay when due (after any applicable grace period) any Debt (other than the Obligations or Subordinated Debt described in clause (b) below) which (individually or in the aggregate) exceeds $500,000, or any default has occurred and is continuing under any agreement which permits any Person to cause any Debt (other than the Obligations or Subordinated Debt described in clause (b) below) which (individually or in the aggregate) exceeds $500,000 to become due and payable by any Loan Party before its stated maturity.

(b)    (i) Any Loan Party shall fail to pay when due any principal of or interest on any Subordinated Debt (other than as a result of the provisions of any applicable Subordination Agreement), (ii) the maturity of all or any portion of any Subordinated Debt shall have been accelerated, or any Subordinated Debt shall have been required to be prepaid prior to the stated maturity thereof, or (iii) an event of default or default (however therein described) occurs under any document evidencing or governing any Subordinated Debt and continues after the expiration of any applicable grace or cure periods provided for therein.

11.9    Validity and Enforceability of Loan Documents. Any Lien granted under any Security Document ceases to be a first priority Lien on the Loan Parties’ assets covered thereby (subject only to Permitted Liens), or any Loan Document at any time after its execution and delivery (a) ceases to be in effect in any material respect or is declared by a Governmental Authority to be null and void, or (b) its validity or enforceability is contested in writing by a Loan Party or a Loan Party denies in writing that it has any further liability or obligations under any Loan Document (other than as a result of repayment in full of the Obligations).

11.10    Hedge Agreement. Notwithstanding Section 11.2(b) above, (a) any Loan Party breaches any provision of any Hedge Agreement with a Secured Hedge Provider and the breach is not cured or waived within any applicable grace period, or (b) any Hedge Agreement with a Secured Hedge Provider is terminated and the Hedge Termination Value, if payable by a Loan Party, is not paid within ten (10) Business Days. Any Default under this Agreement shall be an event of default under each Hedge Agreement with a Secured Hedge Provider.

11.11    Change of Control. A Change of Control occurs.

SECTION 12     RIGHTS AND REMEDIES.

12.1    Remedies Upon Default.

(a)    If a Default has occurred and is continuing under Section 11.4 or Section 11.5, the Commitment to extend credit under this Agreement automatically terminates and the unpaid balance of the Obligations automatically becomes due and payable without any action of any kind, and Borrowers shall immediately Cash Collateralize the LC Exposure (after giving effect to such termination and acceleration).

(b)    If a Default has occurred and is continuing, Lender may do any one or more of the following: (i) if the maturity of the Obligations has not already been accelerated under Section 12.1(a), declare the unpaid balance of the Obligations immediately due and payable and, to the extent permitted by applicable Law, declare that the Obligations shall accrue interest at the Default Rate; (ii) terminate the Commitment to extend credit under this Agreement; (iii) reduce any claim to judgment; (iv) exercise the rights of set off or banker’s Lien under Section 3.8 to the extent of the full amount of the Obligations; (v) demand that Borrowers Cash Collateralize the then existing LC Exposure, Cash Management Liabilities, and Hedge Liabilities of any Company under a Hedge Agreement with a Secured Hedge Provider; (vi) foreclose or otherwise enforce any Lien granted to Lender to secure payment and performance of the Obligations; and (vii) exercise any and all other legal or equitable rights afforded by the Loan Documents, the Laws of the State of Texas, or any other applicable jurisdiction.

12.2    Cash Collateral. If any Default has occurred and is continuing, each Borrower shall, if requested by Lender, immediately Cash Collateralize the then existing LC Exposure, Cash Management Liabilities, and Hedge Liabilities of any Company under a Hedge Agreement with a Secured Hedge Provider for so long as such Default continues or until such Default is waived by Lender.

12.3    Waivers. To the extent permitted by Law, each Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligations is not affected by any renewal or extension in the time of payment of all or any part of the Obligations, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligations.

12.4    No Waiver. No waiver of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Lender in exercising any right under the Loan Documents will impair that right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right. The acceptance by Lender of any partial payment shall not be deemed to be a waiver of any Default then existing.

12.5    Performance by Lender. If any Loan Party shall fail to perform any covenant, duty, or agreement contained in any of the Loan Documents, after the occurrence and during the continuance of a Default, Lender may perform or attempt to perform such covenant, duty, or agreement on behalf of such Loan Party. In such event, the applicable Loan Party shall, at the request of Lender, promptly pay any amount expended by Lender in such performance or attempted performance to Lender, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Lender shall have no liability or responsibility for the performance of any obligation of any Loan Party under this Agreement or any other Loan Document.

12.6    Cumulative Rights. All rights available to Lender under the Loan Documents are cumulative of, and in addition to, all other rights granted at law or in equity, whether or not the Obligations are due and payable and whether or not Lender has instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

SECTION 13     GUARANTY.

13.1    Guaranty. Each Guarantor, jointly and severally, guarantees prompt payment and performance of the Obligations when due (at the stated maturity, upon acceleration, or otherwise) and at all times thereafter. This is an absolute, unconditional irrevocable and continuing guaranty of payment (and not of collection) of the Obligations. Until the Termination Date has occurred, the circumstance that at any time or from time to time all or any portion of the Obligations may be paid in full shall not affect any Guarantor’s obligation with respect to the Obligations thereafter incurred. No Guarantor may rescind or revoke such Guarantor’s obligations to Lender.

13.2    Consideration. Each Guarantor represents and warrants to Lender that the value of consideration received and to be received by such Guarantor is reasonably worth at least as much as Guarantor’s liability under the guarantee in this Agreement, and such liability may reasonably be expected to benefit Guarantor, directly or indirectly.

13.3    Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Loan Party owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Loan Party to such Guarantor as subrogee of Lender or resulting from such Guarantor’s performance under this Agreement, to the payment in full of all Obligations, provided that, such Loan Party may make payments in respect of such obligations and indebtedness to the extent otherwise permitted under this Agreement if, at the time of and immediately after giving effect to any such payment, no Default exists or will result therefrom. At any time a Default has occurred and is continuing, if Lender so requests, any such obligation or indebtedness of any Loan Party to any Guarantor shall be enforced and performance received by such Guarantor as trustee for Lender and the proceeds thereof, as well as any other amounts received by such Guarantor in violation of this Section 13, shall be paid over to Lender on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Agreement.

13.4    Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Agreement until the Termination Date has occurred. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to reduce the amount of the Obligations, whether matured or unmatured.

13.5    Enforceability.

(a)    No Guarantor’s liability shall be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any part of the Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral securing the Obligations, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Agreement. Each Guarantor acknowledges that there are no conditions precedent to the effectiveness of its obligation as a Guarantor under this Agreement, and such Guarantor’s obligation under this Agreement is binding upon such Guarantor as of the Closing Date, regardless of whether Lender obtains collateral or guaranties from others. Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantor and conclusive, absent manifest error, for the purpose of establishing the amount of the Obligations.

(b)    In consummating the transactions contemplated by the Credit Agreement, no Guarantor intends to disturb, delay, hinder, or defraud any such Guarantor’s present or future creditors.

(c)    Each Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Borrowers and is familiar with the value of the security and support for the payment and performance of the Obligations. Based upon such examination, and taking into account the value of such Guarantor’s contingent obligations and the value of the subrogation and contribution claims such Guarantor could make in connection with this Agreement, and assuming each of the transactions contemplated by this Agreement is consummated, and Borrowers make full use of the credit facilities thereunder, the present realizable fair market value of the assets of such Guarantor exceeds the total obligations of such Guarantor, and such Guarantor is able to realize upon such Guarantor’s assets and pay such Guarantor’s obligations as such obligations mature in the normal course of business.

13.6    Authorizations and Waivers.

(a)    Each Guarantor waives any right to require Lender to: (i) proceed against any other Loan Party or any other Person; (ii) marshal assets or proceed against or exhaust any security held from any of the Loan Parties or any other Person; (iii) give notice of the terms, time and place of any public or private sale or other Disposition of real or personal property securing the Obligations; (iv) take any other action or pursue any other remedy in Lender’s power; (v) provide notice to such Guarantor of acceptance of this Guaranty, the incurrence by any Loan Party of any Obligations, the dishonor or nonpayment or nonperformance or protest of any Obligations, Lender’s intent to accelerate or Lender’s acceleration of any of the Obligations, or of any suit or other action by Lender against Loan Parties or any other Person; or (vi) make any presentment or demand for payment.

(b)    Each Guarantor waives any defense to its obligations hereunder based upon or arising by reason of (i) Lender’s agreement with any Loan Party, or with any other Person liable on any of the Obligations or providing Collateral, for the extension, renewal, payment, compromise, discharge or release of the Obligations or any Collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any Loan Document or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Lender to any Loan Party or any other Person in respect of the Obligations, (ii) Lender’s taking or accepting of any other security or guaranty for any or all of the Obligations, (iii) any release, surrender, exchange, subordination, impairment or loss of any security at any time existing in connection with any or all of the Obligations, (iv) any full or partial release, discharge or other forgiveness of the liability of any Loan Party (other than such Guarantor) for the payment of the Obligations, (v) the insolvency or becoming subject to any Debtor Relief Law, or lack of corporate power, of any Loan Party or any other Person at any time liable for the payment of any or all of the Obligations, (vi) any neglect, delay, omission, failure or refusal of Lender to take or prosecute any action for the collection of all or any part of the Obligations or to foreclose or take or prosecute any action in connection with any instrument or agreement evidencing or securing any or all of the Obligations, (vii) any failure of Lender to give Guarantors notice of any of the foregoing (it being understood that Lender shall not be required to give Guarantors any notice of any kind under any circumstances with respect to or in connection with the Obligations, other than any notice expressly required to be given to Guarantors under this Guaranty), (viii) the unenforceability of all or any part of the Obligations against any Loan Party by reason of the fact that the Obligations (or the interest on the Obligations) exceeds the amount permitted by law, the act of creating the Obligations, or any part thereof, is ultra vires, or the officers creating same exceeded their authority or violated their fiduciary duties in connection therewith, (ix) any payment of the Obligation to Lender is held to constitute a preference under any Debtor Relief Law or if for any other reason Lender is required to refund such payment or make payment to someone else (and in each such instance this Guaranty shall be reinstated in an amount equal to such payment), or (x) any existing or future set-off, claim or defense of any Loan Party or any other Person against Lender or against payment of the Obligations (other than a defense of payment in full), whether such set-off, claim, or defense arises in connection with the Obligations or otherwise (such claims and defenses include failure of consideration, breach of warranty, fraud, statute of frauds, bankruptcy, infancy, statute of limitations, lender liability, accord and satisfaction, and usury).

(c)    The obligations of Guarantors are those of a primary obligor, and not merely as surety, and are independent of all other Obligations including the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce its Guaranty obligations under this Agreement whether or not any Loan Party or any other Person is joined as a party.

13.7    Maximum Liability. Notwithstanding any other provision of this Agreement, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Agreement, any other agreement or applicable Law shall be taken into account.

13.8    Additional Guarantors. Each Person that is required after the Closing Date to become a party to this Agreement as a Guarantor shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Person of a joinder agreement or supplement in Proper Form.

SECTION 14     MISCELLANEOUS.

14.1    Governing Law, Forum, and Venue.

(A) EACH LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. EACH PARTY CONSENTS TO AND AGREES THAT MONTGOMERY COUNTY, TEXAS, SHALL BE THE DESIGNATED AS PROPER VENUE FOR RESOLUTION OF ANY CLAIM ARISING UNDER THE LOAN DOCUMENTS.

(b)    Each Company hereby acknowledges that (i) the negotiation, execution, and delivery of the Loan Documents constitute the transaction of business within the State of Texas, (ii) any cause of action arising under any of said Loan Documents will be a cause of action arising from such transaction of business, and (iii) each Company understands, anticipates, and foresees that any action for enforcement of payment of the Obligations or the Loan Documents may be brought against it in the State of Texas. To the extent allowed by Law, each Company hereby submits to jurisdiction in the State of Texas for any action or cause of action arising out of or in connection with the Obligations or the Loan Documents and waives any and all rights under the Laws of any state or jurisdiction to object to jurisdiction or venue within Montgomery County, Texas. Notwithstanding the foregoing, nothing contained in this Section 14.1 shall prevent Lender from bringing any action or exercising any rights against any Borrower, any Guarantor, any Collateral, or any of Borrowers’ or any Guarantor’s properties in any other applicable county, state, or jurisdiction. Initiating such action or proceeding or taking any such action in any other state or jurisdiction shall in no event constitute a waiver by Lender of any of the foregoing.

14.2    Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

14.3    Invalid Provisions. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall engage in good faith negotiations to replace the illegal, invalid or unenforceable provisions, with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.4    Multiple Counterparts and Electronic Signatures. Each Loan Document may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. Loan Documents may be transmitted and signed by facsimile, portable document format (PDF), or other electronic means, and shall have the same effect as manually-signed originals and shall be binding on all Companies and Lender.

14.5    Notice. Unless otherwise provided in this Agreement, all notices or consents required under this Agreement shall be in writing (including facsimile or other electronic (including .pdf) transmission) and personally delivered or sent by first class mail, postage prepaid, or by overnight courier, or sent by facsimile or other electronic transmission. Notices and other communications shall be effective (a) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (b) if faxed or sent by other electronic submission, when transmitted, or (c) if hand-delivered, by courier or otherwise (including telegram, lettergram, or mailgram), when delivered. Until changed by notice pursuant to this Agreement, the addresses and facsimile numbers for each party is set out on Schedule 1. Lender shall be entitled to rely and act upon any notices (including telephonic Loan Requests) purportedly given by or on behalf of Borrowers even if (i) such notices were not made in a manner specified in this Section 14.5, were incomplete or were not preceded or followed by any other form of notice specified in this Section 14.5, or (ii) the terms of the notice, as understood by the recipient, varied from any confirmation of the notice. Each Borrower shall indemnify Lender and its Affiliates and representatives from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrowers. All telephonic notices to and other communications with Lender may be recorded by Lender, and each of the parties to this Agreement hereby consents to such recording.

14.6    Binding Effect; Survival. Unless otherwise provided, all covenants, agreements, indemnities, representations and warranties made in any of the Loan Documents survive and continue in effect as long as the Commitment is in effect or the Obligations are outstanding (other than contingent indemnification obligations, and other provisions under the Loan Documents which by their terms expressly survive payment of the Obligations and termination of the Loan Documents).

14.7    Survival of Indemnification and Representations and Warranties.

(a)    Survival of Indemnification. All indemnities set out herein shall survive the execution and delivery of this Agreement, the making of the Loans, the repayment of the Loans and the other Obligations and the occurrence of the Termination Date.

(b)    Survival of Representations and Warranties. All representations and warranties made under this Agreement and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on their behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Potential Default at the time of any Credit Extension, and shall continue in full force and effect until the Termination Date.

14.8    Amendments. The Loan Documents may be amended, modified, supplemented, or be the subject of a waiver only by a writing executed by Lender and Borrowers.

14.9    Successors and Assigns;. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and Lender and their respective successors and assigns, except no Loan Party may assign or transfer any of its rights under this Agreement or any other Loan Document without the prior written consent of Lender. Lender shall have the right, at any time and from time to time, to assign all or any portion of its rights and obligations hereunder to any other financial institution; provided that, so long as no Default has occurred and is continuing, any such assignment shall be subject to the approval of Borrower Representative, which approval shall not to be unreasonably withheld, conditioned, or delayed, and any such assignment shall be deemed to have been approved by Borrowers and Borrower Representative if Lender does not receive written notice from Borrower Representative objecting to such assignment within five (5) Business Days after Lender provides written notice to Borrower Representative of Lender’s desire to consummate such assignment. Each Loan Party agrees that it shall execute, or cause to be executed, such documents as Lender shall deem necessary to effect any foregoing assignment. In addition, Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank.

14.10    Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Company’s obligations under the Loan Documents remain in full force and effect until the occurrence of the Termination Date, at which time this Agreement and the other Loan Documents shall be automatically terminated (other than obligations under the Loan Documents which expressly survive such termination) and Lender shall, upon the request and at the expense of the Borrowers, forthwith release all of its liens and security interests under the Loan Documents and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Borrowers evidencing such termination. If at any time any payment of the principal of or interest on any Obligations or any other amount payable by any Company or any other obligor on the Obligations under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, the obligations of each Company under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

14.11    INDEMNITY. BORROWERS AND THE GUARANTORS AGREE TO INDEMNIFY AND HOLD LENDER, AND ITS AFFILIATES, AND THE RESPECTIVE PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, TRUSTEES, ADMINISTRATORS, MANAGERS, ADVISORS, ATTORNEYS, AND REPRESENTATIVES OF LENDER AND ITS AFFILIATES (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE REASONABLE, DOCUMENTED FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE) OF ANY KIND OR NATURE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR EXECUTED OR DELIVERED IN CONNECTION WITH THE TRANSACTIONS, OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (B) ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF ANY BORROWER OR ANY OTHER LOAN PARTY UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, (C) ANY UNPAID TAXES, INTEREST OR PENALTIES DUE FROM ANY BORROWER OR ANY OTHER LOAN PARTY TO ANY FEDERAL, STATE OR LOCAL TAX COLLECTING AUTHORITY, (D) ANY LOAN OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM, (E) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF ANY HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY BORROWER, ANY OTHER LOAN PARTY, OR ANY SUBSIDIARY OF ANY OF THEM, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY BORROWER, ANY OTHER LOAN PARTY, OR ANY SUBSIDIARY OF ANY OF THEM, OR (F) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT (SPECIFICALLY INCLUDING, AND WITHOUT LIMITATION, NEGLIGENCE AND/OR STRICT LIABILITY) OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY BORROWER OR ANY SUBSIDIARY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT, SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR SUCH INDEMNITEE’S BREACH OF THIS AGREEMENT. THE AGREEMENTS IN THIS SECTION 14.11 SHALL SURVIVE THE TERMINATION OF THE COMMITMENT AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF THE OBLIGATION.

14.12    WAIVER OF SPECIAL DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO LOAN PARTY SHALL ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST LENDER OR ANY OTHER INDEMNITEE ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS.

14.13    Patriot Act. Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow Lender to identify each Borrower in accordance with the Patriot Act. Each Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

14.14    Document Imaging and Retention Policy. Each Borrower understands and agrees that Lender shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to any of Borrowers’ Loans under this Agreement, including, without limitation, this Agreement and the other Loan Documents, and Lender may destroy or archive the paper originals. Each Borrower (a) waives any right to insist or require that Lender produce paper originals and any right that it may have to claim that the imaged copies of the Loan Documents are not originals, (b) agrees that such images shall be accorded the same force and effect as the paper originals, (c) agrees that Lender is entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment or other proceedings, and (d) further agrees that any executed facsimile (faxed), scanned, or other imaged copy of this Agreement or any other Loan Document shall be deemed to be of the same force and effect as the original manually executed document.

14.15    Borrower Representative. Each Borrower hereby designates Geospace as its representative and agent on its behalf for the purposes of issuing Loan Requests and LC Applications, delivering Borrowing Base Certificates and Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans and the issuance of LCs, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents, and taking all other actions (including in respect of compliance with covenants) on behalf of Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower hereunder to Borrower Representative on behalf of such Borrower. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement, and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

14.16    Joint and Several Liability; Cross-Guaranty.

(a)    Notwithstanding anything herein to the contrary, each Person executing this Agreement identified as a “Borrower” hereunder shall be jointly and severally liable to Lender for the full and prompt payment and performance of all of the Obligations; provided that, the maximum amount of each Borrower’s joint and several liability hereunder is limited, to the extent, if any, required so that its liability is not subject to avoidance under any Debtor Relief Law. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations.

(b)    Each Borrower hereby agrees that it is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Lender the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, the Obligations owed or hereafter owing by each other Borrower to Lender under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder are continuing guaranties of payment and performance and not of collection, that its obligations under this Section 14.16 shall not be discharged until the Termination Date has occurred, and that its obligations under this Section 14.16 shall be absolute and unconditional, irrespective of, and unaffected by,

(i)    the genuineness of any signatures, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which such Borrower is or may become a party;

(ii)    the absence of any action to enforce this Agreement, including this Section 14.16 or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions thereof;

(iii)    the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

(iv)    the insolvency of any Borrower or any other obligor; or

(v)    any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

14.17    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

14.18    Entirety. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG BORROWERS, THE GUARANTORS, AND LENDER WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY BORROWERS, GUARANTORS, AND LENDER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG BORROWERS, GUARANTORS, AND LENDER.

[Signatures appear on the following pages.]

EXECUTED as of the day and year set out in the Preamble.

BORROWERS: GEOSPACE TECHNOLOGIES CORPORATION, a Texas corporation, as a Borrower and as Borrower Representative

By: /s/ Robert Curda
Robert Curda Vice President and Chief Financial Officer

GTC, INC., a Texas corporation, as a Borrower

By: /s/ Robert Curda
Robert Curda Vice President and Chief Financial Officer

AQUANA, LLC, a Vermont limited liability company, as a Borrower

By: /s/ Robert Curda
Robert Curda Vice President and Chief Financial Officer

GEOSPACE ENGINEERING RESOURCES INTERNATIONAL, INC., a Texas corporation, as a Borrower

By: /s/ Robert Curda
Robert Curda Vice President and Chief Financial Officer

Signature Page to Credit Agreement

QUANTUM TECHNOLOGY SCIENCES, INC., a Florida corporation, as a Borrower

By: /s/ Robert Curda
Robert Curda Vice President and Chief Financial Officer

Signature Page to Credit Agreement

LENDER: WOODFOREST NATIONAL BANK

By: /s/ Wesley Gerren
Wesley Gerren Vice President

Signature Page to Credit Agreement